The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-220331

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 5, 2017)

$

Hasbro, Inc.

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

Hasbro, Inc. (“Hasbro,” the “Company,” “we” or “us”) is offering $                 aggregate principal amount of our     % notes due 20     (the “20     notes”), $                 aggregate principal amount of our     % notes due 20     (the “20     notes”), $                 aggregate principal amount of our     % notes due 20     (the “20     notes”) and $                 aggregate principal amount of our     % notes due 20    (the “20     notes”). We refer to the 20     notes, the 20     notes, the 20     notes and the 20     notes together as the “notes.”

We will pay interest on the notes on                  and                  of each year, beginning                 , 2020 . The 20     notes will mature on                 , 20    , the 20     notes will mature on                 , 20    , the 20     notes will mature on                 , 20     and the 20     notes will mature on                 , 20    . The interest rate payable on each series of the notes will be subject to adjustment from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described in “Description of the Notes—Interest Rate Adjustment.”

We intend to use the net proceeds of this offering to finance, in part, our proposed acquisition (the “Proposed Acquisition”) of Entertainment One Ltd., a Canadian corporation (“eOne”), and to pay related costs and expenses.

The closing of this offering is not conditioned upon the consummation of the Proposed Acquisition. If, however, (i) we do not consummate the Proposed Acquisition on or prior to March 30, 2020, (ii) we notify the trustee in writing that the Arrangement Agreement (as defined herein) is terminated or (iii) we determine in our reasonable judgment that the Proposed Acquisition will not be consummated (in which case we will notify the trustee in writing thereof), the notes will be redeemed in the manner set forth under “Description of the Notes—Special Mandatory Redemption” at a price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date (as defined in “Description of the Notes—Special Mandatory Redemption”).

We may also redeem, at our option, some or all of the notes of each series at any time at the applicable redemption price for such series of notes described in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The notes will be structurally subordinated to all obligations of our subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

For a more detailed description of the notes, see “Description of the Notes,” beginning on page S-47 of this prospectus supplement.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-21 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total
Public offering price(1)		%	$		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$		%	$
Proceeds, before expenses, to Hasbro(1)		%	$		%	$		%	$		%	$

(1)	Plus accrued interest from November , 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November     , 2019.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Citigroup

MUFG	Scotiabank	SunTrust Robinson Humphrey	Citizens Capital Markets

Co-Managers

ANZ Securities	BBVA	Huntington Capital Markets	SMBC Nikko

The date of this prospectus supplement is                , 2019.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, or any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold at a later date. Our business, financial condition and results of operations (or those of eOne) may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, (1) references to “Hasbro,” the “Company,” “we” or “us” and similar references refer to Hasbro, Inc. and its subsidiaries prior to the Proposed Acquisition or Hasbro, Inc. and its subsidiaries after completion of the Proposed Acquisition, in each case as the context requires, (2) references to the “combined company” refer to Hasbro and its subsidiaries after completion of the Proposed Acquisition and (3) references to “this offering” refer to this offering of notes pursuant to this prospectus supplement and the accompanying prospectus. Capitalized names of brands and products are service marks, trademarks or trade names of Hasbro or other persons.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

References in this prospectus supplement to “U.S. dollars,” “dollar” or “$” are to the currency of the United States of America, and references in this prospectus supplement to “pounds sterling,” “pounds” or “£” are to the currency of the United Kingdom.

We disclaim any responsibility to advise prospective purchasers regarding any legal, tax or business considerations that may affect the purchase or holding of, or the receipt of payments on, the notes offered hereby. You should consult your own legal, tax and business advisors regarding an investment in the notes.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Accordingly, such representations, warranties and covenants should not be relied upon by you for any purpose.

S-ii

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act” and, collectively, the “Private Securities Litigation Reform Act of 1995”). These “forward-looking statements” may relate to such matters as our business and marketing strategies, anticipated financial performance or business prospects in future periods, expected technological and product developments, the expected content of and timing for scheduled new product introductions or our expectations concerning the future acceptance of products by customers, the content and timing of planned entertainment releases including motion pictures, television and digital content, the consummation of the Proposed Acquisition and the anticipated benefits to be realized therefrom, marketing and promotional efforts, research and development activities, liquidity, and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” or “would” or any variations of words with similar meanings.

We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include, among others:

•	our ability to achieve anticipated benefits of acquisitions (including the Proposed Acquisition) or investments;

•

our ability to successfully integrate eOne’s business and operations with our business and operations and to effectively manage our expanded operations following the closing of the Proposed Acquisition;

•	the diversion of our management’s time and resources and any business uncertainties caused by the announcement, pendency and execution of the Proposed Acquisition;

•	the possibility that consummation of the Proposed Acquisition exposes us to unknown liabilities;

•	circumstances that cause the conditions to the completion of the Proposed Acquisition not be satisfied or waived on a timely basis, or at all;

•	any restrictions or limitations that may stem from financing arrangements we have or will enter into in the future;

•	our ability to successfully develop and grow our franchise and key partner brands, which constitute a substantial majority of our total revenues;

•

our ability to successfully re-imagine, re-invent and re-ignite our existing brands, products and product lines, including through the use of immersive entertainment experiences and progressive technology integrating digital and analog play, to keep them fresh and relevant and to maintain and further their success;

•

our ability to successfully design, develop, produce, introduce, market and sell innovative new brands, products, product lines and entertainment offerings in a timely and cost-effective manner, which achieve and sustain interest from retailers and consumers and keep pace with changes in consumer preferences and technology and the increasing sophistication of today’s children;

•

our ability to offer products that (i) expand consumer demand for our product offerings and do not significantly compete with our other existing product offerings and (ii) consumers want to purchase and select over competitors’ products;

•	concentration of manufacturing of the majority of our products by third party vendors in the People’s Republic of China and the associated impact to the Company of social, economic or public health

S-iii

conditions and other factors affecting China, the movement of people and products into and out of China, the cost of producing products in China and the cost of exporting them to our other markets or affecting the exchange rates for the Chinese Renminbi, including, without limitation, the application of tariffs or other trade restrictions to some or all of the goods manufactured for us in China and exported to other markets, which could significantly increase the price of our products and substantially harm sales if applied to any significant amount of our products;

•

our ability to successfully diversify sourcing of our products to reduce reliance on sources of supply in China, including challenges associated with identifying and onboarding new vendors who may not be as experienced as our historical vendors in producing the types of products manufactured for us and in meeting the quality and compliance needs of our products, potentially exposing us to delayed supply, increased costs or product non-compliance, as well as risks associated with sourcing products from countries where the infrastructure is not as developed as it is in eastern China;

•

the application of tariffs and other trade restrictions impacting the cost of producing our products and importing them into markets around the world for sale, which could significantly increase the price of our products and substantially harm sales, including, without limitation, through the elimination of direct import orders where our customers take ownership of products at ports near the source of supply, and the shift to domestic orders, which require us to ship the products to the market, import them and warehouse them, thus raising costs to us, delaying the time of sale, and resulting in the potential loss of some orders entirely due to lack of timely supply or other matters;

•

our ability to successfully implement actions to lessen the impact of tariffs imposed on our products, including any changes to our supply chain, logistics capabilities, sales policies or pricing of our products;

•	the success of our key partner brands, and our ability to maintain, renew and extend solid relationships with our key partners;

•	successful brand and/or product introductions from competitors that capture market share and sales from us;

•

our ability to source and ship products in a timely and cost-effective manner and customers’ and consumers’ acceptance and purchase of those products in quantities and at prices that will be sufficient to profitably recover our costs for developing, marketing and selling those products;

•

our ability to successfully evolve and transform our business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are becoming more and more critical and traditional retailers face challenges from disintermediation, and difficulties or delays we may experience in successfully implementing and developing new capabilities and making the changes to our business that are required to be successful under these changing marketplace conditions;

•

recessions, other economic downturns, challenging economic conditions, unfavorable changes in exchange rates or economic uncertainty affecting one or more of our significant markets, including, without limitation, the U.K., Brazil and Russia, which can negatively impact the financial health of our customers and consumers, and which can result in lower employment levels, consumer disposable income and consumer spending, including lower retailer inventories and spending on purchases of our products;

•	currency fluctuations, including movements in foreign exchange rates, which can lower our net revenues and earnings, and significantly impact our costs;

•

other economic and public health conditions or regulatory changes in the markets in which we and our customers and suppliers operate, which could create delays or increase our costs, such as higher commodity prices, labor costs or higher transportation costs, or outbreaks of diseases;

S-iv

•	other risks associated with international operations, including expansion into emerging markets which have unique consumer preferences and business climates;

•	delays, increased costs, lack of consumer acceptance or other difficulties associated with the development and offering of our or our partners’ entertainment, digital or media initiatives;

•

the risk that the market appeal of our licensed products will be less than expected or that sales revenue generated by these products will be insufficient to cover the minimum guaranteed royalties or other commitments;

•

the concentration of our customers, potentially increasing the negative impact to us of difficulties, including bankruptcies, experienced by any of our customers or changes in their purchasing or selling patterns;

•

an adverse change in purchasing policies or promotional programs, or the bankruptcy or other economic difficulties or lack of success, of one or more of our significant retailers comprising our relatively concentrated retail customer base, which could negatively impact our revenues or bad debt exposure;

•

the impact of the bankruptcy of Toys“R”Us in the U.S., Canada and the U.K., and the subsequent liquidation of the Toys“R”Us business in the U.S. and the U.K., as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of another retail customer of ours, such as Sears Holdings Corporation, any of which could negatively impact our revenues, result in lost sales to customers, create bad debt expense and create other challenges for us and our financial performance as we attempt to recapture this lost business through other customers or channels, and any inability or delay we suffer in recapturing all of the lost business;

•	uncertainty as to the future of the Toys“R”Us business elsewhere in the world, and associated reductions in sales to Toys“R”Us;

•

our ability to generate sales during the second half of the year, particularly during the relatively brief holiday shopping season, which is the period in which we derive a substantial portion of our revenues and earnings;

•

the inventory policies of our retail and e-commerce customers, including potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of our revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques, increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules;

•	the impact of retail inventory overhang in one or more of our key markets, which can reduce purchases of our products from our customers and lower our revenues and profitability;

•	our ability to evolve our business quickly and efficiently to respond to the challenges of today’s converged retail environment;

•	work stoppages or disruptions which may impact our ability to manufacture or deliver products in a timely and cost-effective manner;

•	our ability to successfully develop, produce and distribute movies under our relationship with Paramount Pictures Corporation, and consumer interest in those movies and related merchandise;

•

consumer interest in and acceptance of programming and entertainment created by Hasbro Studios and/or Allspark Pictures, as well as products related to such programming and entertainment, and other factors impacting the financial performance of Hasbro Studios, Allspark Pictures and the Discovery Family Channel;

•

the ability to develop and distribute compelling entertainment, including television, movies and digital content, based on our brands, in a timely and financially profitable manner, and the success of that entertainment in driving consumer interest in and engagement with our brands;

S-v

•	our ability to hire and retain key officers and employees who are critical to our success;

•	our ability to successfully protect our intellectual property rights;

•

the costs of complying with product safety and consumer protection requirements worldwide, including the risk that greater regulation in the future may increase such costs, may require changes in our products and/or may impact our ability to sell some products in particular markets in the absence of making changes to such products;

•

the risk that one of our third-party manufacturers will not comply with applicable labor, consumer protection, product safety or other laws or regulations, or with aspects of our Global Business Ethics Principles, and that such noncompliance will not be promptly detected, either of which could cause damage to our reputation, harm sales of our products, result in product recalls and potentially create other liabilities for us;

•	the risk we will lose rights to a significant licensed property or properties, which will harm our revenues and earnings;

•

the risk that we may face product recalls or product liability suits relating to products we manufacture or distribute which may have significant direct costs to us and which may also harm our reputation and our products, potentially harming future product sales;

•

the impact of competition on revenues, margins and other aspects of our business, including our ability to offer products which consumers choose to buy instead of competitor’s products, the ability to secure, maintain and renew popular licenses, and the ability to attract and retain employees;

•

the risk that any litigation or arbitration disputes or government and regulatory investigations could entail significant resources and expense and result in significant fines or other harm to our business or reputation;

•	our ability to maintain or obtain external financing on terms acceptable to us in order to meet working capital needs;

•

the risk that one or more of the counterparties to our financing arrangements may experience financial difficulties or otherwise be unable or unwilling to allow us to access financing under such arrangements;

•

unforeseen circumstances, such as severe softness in or collapse of the retail and/or banking environment that may result in a significant decline in our revenues and operating results, thereby causing us to be in non-compliance with our debt covenants and being unable to utilize borrowings under our revolving credit facility, a circumstance likely to occur when operating shortfalls would result in us being in the greatest need of such supplementary borrowings;

•

market conditions, third party actions or approvals, the impact of competition and other factors that could delay or increase the cost of implementation of our programs, or alter our actions and reduce actual results;

•

the risk that we may be subject to claims, penalties, fines, sanctions or additional taxes for failure to comply with applicable laws or regulations in any of the markets in which we operate, or that governmental regulations or requirements will require changes in the manner in which we do business and/or increase the costs of doing business;

•

failure to operate our information systems and implement new technology effectively, as well as maintain the systems and processes designed to protect our electronic data and the data of our customers, consumers and employees, including the damage that could result from a breach of any of that data;

•	changes in, or different interpretations of, income tax laws and rules, and changes in our geographic operating results, which may impact our effective tax rate;

S-vi

•	the risk that our reported goodwill may become impaired, requiring us to take a charge against our income; or

•

changes in regulations, increased costs and/or economic uncertainty associated with the U.K. vote to leave the European Union (“EU”), commonly referred to as Brexit, which may make it more difficult and/or costly for us to supply products to the UK or other parts of the EU, harm our sales and lower the profitability of our business in the U.K. and the EU.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. You should carefully read the section entitled “Risk Factors” in this prospectus supplement as well as such section included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is incorporated into this prospectus supplement by reference and may be updated and modified periodically in our reports filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” for more information on these reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-vii

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

S-viii

SUMMARY

This summary highlights certain information about this offering, our business, the Proposed Acquisition and the other transactions related thereto. This is a summary of information contained elsewhere in this prospectus supplement, the accompanying prospectus or documents incorporated by reference herein and does not contain all of the information that you should consider before investing in the notes. For a more complete understanding of the Company and this offering, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and all documents incorporated by reference herein.

Hasbro, Inc.

We are a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build brands, product innovation and the development of global business reach. We apply these principles to leverage our owned and controlled brands, including Franchise Brands BABY ALIVE, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as the brands of our partners included in our Partner Brands portfolio. From toys and games to television, movies, digital gaming and other forms of digital entertainment and a comprehensive consumer products licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. Our entertainment labels, Allspark Pictures and Allspark Animation, create entertainment-driven brand storytelling across mediums, including television, film and more.

Each of these principles are executed globally in alignment with our strategic plan, the brand blueprint. At the center of this blueprint, we re-imagine, re-invent and re-ignite our owned and controlled brands and imagine, invent and ignite new brands. As the global consumer landscape, shopping behaviors and the retail environment continue to evolve, we continue to transform and reimagine our business strategy. This transformation includes changing many of the ways we organize across our brand blueprint, re-shaping us to become a better equipped and adaptive, digitally driven organization, including investing in the development of an omni-channel retail presence.

Hasbro generates revenue and earns cash by developing, marketing and selling products based on global brands in a broad variety of consumer goods categories and distribution of television programming and other content based on the Company’s properties, as well as through the out-licensing of rights for third parties to use its properties in connection with products, including digital media and games and other consumer products. Hasbro also leverages its competencies to develop and market products based on well-known licensed brands including, but not limited to, BEYBLADE, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, MARVEL, SESAME STREET, STAR WARS, and DREAMWORKS’ TROLLS. MARVEL, STAR WARS, DISNEY PRINCESS, DISNEY FROZEN and DISNEY’S DESCENDANTS are owned by The Walt Disney Company.

Hasbro’s business is separated into three principal business segments: (1) U.S. and Canada, (2) International, and (3) Entertainment, Licensing and Digital. Hasbro’s executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, and our telephone number is (401) 431-8697.

Proposed Acquisition of eOne and Strategic Rationale

On August 22, 2019, we entered into an Arrangement Agreement (as defined and further described below), pursuant to which we agreed to acquire eOne, a global independent studio that specializes in the development, acquisition, production, financing, distribution and sales of entertainment content, subject to the terms and conditions set forth in the Arrangement Agreement. We believe the Proposed Acquisition will accelerate our brand blueprint strategy by adding eOne’s family brands, exceptional, proven TV and film expertise, and veteran executive leadership to the combined company.

Enhances our brand portfolio with two beloved global preschool brands, new brands in development and enhanced brand development capabilities

•	We expect the addition of two beloved global preschool brands—Peppa Pig and PJ Masks—and an attractive set of new brands under development to enhance Hasbro’s robust brand portfolio.

•

The acquisition of highly profitable and merchandisable preschool brands is a strategic growth opportunity for Hasbro in the Infant and Preschool category, the largest super-category in the toy and game industry in the Group of Eleven markets, according to the NPD Group, and one in which Hasbro is currently underrepresented.

•	Peppa Pig has thrived for over a decade and extended itself to new profit streams and markets that continue its success.

•	PJ Masks’ growth outlook is supported by new formats and rollouts in new regions, including China.

•	A slate of additional brands are under development.

•	We believe eOne’s property development expertise can be applied to, and further the success of, our brands.

Adding exceptional, proven TV and film expertise

•

We anticipate growth by leveraging eOne’s television and film development, production and distribution expertise to dramatically enhance our storytelling capabilities and the franchise economics for us from our entertainment initiatives.

•

By playing a larger internal role in developing, owning and strategically distributing content, we expect to capture greater franchise economics for the combined company than has been the case for Hasbro as a standalone company.

•	eOne brings profitable, growing capabilities in scripted and unscripted TV development and production for global audiences.

•

eOne’s live action and animation capabilities present multiple avenues to bring Hasbro’s franchises to life as over-the-top media platforms and networks are increasingly interested in new, unexploited intellectual property while studios reclaim content for their proprietary platforms.

•

In film, eOne has been transforming its business to focus on high-quality premium talent-driven content in which it has a greater creative and financial stake, including titles directed to children and families like Clifford the Big Red Dog and Monster Problems.

Leveraging talented executive team across all areas of entertainment and strong Canadian presence

•	Key eOne executives have agreed to remain with the combined company.

•	eOne’s seasoned entertainment executives with deep talent relationships and creative drive are expected to further strengthen Hasbro’s talented team.

•	eOne has an expanded global organization, with presence in London, Los Angeles, Toronto, New York, Hong Kong, Melbourne and Shanghai.

•

eOne’s Canadian presence is an important base for creative talent and best-in-class studio capabilities, significantly expanding Hasbro’s Canadian presence and access to talent and positioning the combined company and Entertainment One Canada Ltd. for ongoing success in Canada, including in relation to its robust pipeline of television and film projects.

Financial benefits

•

We expect the Proposed Acquisition to create meaningful financial benefits, including global annual run rate revenue and cost synergies of approximately $130 million by 2022, driven by integration benefits, substantial revenue gains and cost savings from moving a significant portion of eOne’s toy business in-house (in-sourcing) and enhancing the profitability of eOne’s licensing and merchandising activities by utilizing our capabilities in those areas and by bringing eOne’s creative, film and television capabilities to bear on an expanded portfolio of intellectual property.

•

The addition of eOne to Hasbro is expected to be accretive to adjusted earnings per share in the first year following the transaction, adjusted to exclude one-time transaction costs and purchased intangible amortization.

•	We believe there is meaningful potential for additional revenue growth and expanded franchise economics with enhanced brand-drive animation and live action TV and film entertainment.

Our ability to achieve the strategic and financial benefits of the Proposed Acquisition are subject to various risks and uncertainties. See “Risk Factors—Risks Related to Our Business Following the Consummation of the Proposed Acquisition.”

About eOne

eOne’s diversified expertise spans film, television and music production and sales, family programming, merchandising and licensing, and digital content. eOne’s network includes international feature film distribution company Sierra/Affinity; Amblin Partners with DreamWorks Studios, Participant Media, and Reliance Entertainment; Makeready with Brad Weston; unscripted television production companies Whizz Kid Entertainment, Renegade 83, Daisybeck and Blackfin; live entertainment leaders Round Room Entertainment; music labels Dualtone Music Group, Last Gang and music platform Audio Network; and content and technology studio Secret Location. eOne’s extensive rights library is exploited across all media formats and includes about 80,000 hours of film and television content and approximately 40,000 music tracks. eOne is currently operated through, and reports results across, two divisions: (1) Family & Brands and (2) Film, Television & Music. For more information concerning eOne, see “Operating and Financial Review for eOne” included in our Current Report on Form 8-K filed on November 4, 2019.

Arrangement Agreement

Under the Arrangement Agreement (the “Arrangement Agreement”) among Hasbro, 11573390 Canada Inc., a Canadian corporation and a wholly owned subsidiary of Hasbro (“Acquireco”), and eOne, subject to the terms and conditions set forth in the Arrangement Agreement, Hasbro will acquire all of the issued and outstanding common shares of eOne by means of a statutory arrangement under the Canada Business Corporations Act.

Subject to the terms and conditions set forth in the Arrangement Agreement, upon the effectiveness of the Proposed Acquisition, each outstanding common share of eOne (subject to limited exceptions) will transfer to Acquireco in exchange for £5.60 per share in cash (the “Consideration”).

The completion of the Proposed Acquisition is subject to satisfaction or waiver of customary closing conditions, including (1) the receipt of the required approval from eOne shareholders (which was obtained on October 17, 2019), (2) the approval of the Proposed Acquisition by the Ontario Superior Court of Justice (which was obtained on October 21, 2019), (3) the receipt of required regulatory approvals, including pursuant to the Investment Canada Act and certain other governmental consents, and (4) the absence of any legal impediments to consummation of the Proposed Acquisition. The Arrangement Agreement contains termination rights for each of Hasbro and eOne under certain circumstances, including if the consummation of the Proposed Acquisition does not occur on or before December 31, 2019, subject to extension to March 30, 2020 if one or more regulatory approvals remains outstanding. We currently expect the Proposed Acquisition to close late in the fourth quarter of 2019 or early in the first quarter of 2020.

The Arrangement Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on August 22, 2019, which is incorporated by reference into this prospectus supplement.

Financing Transactions

Hasbro Term Loan Facility

On September 20, 2019, we entered into a $1.0 billion Term Loan Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, and certain financial institutions, as lenders, pursuant to which such lenders committed to provide, contingent upon the completion of the Proposed Acquisition and certain other customary conditions to funding, (1) a three-year senior unsecured term loan facility in an aggregate principal amount of $400.0 million and (2) a five-year senior unsecured term loan facility in an aggregate principal amount of $600.0 million ((1) and (2) collectively, the “Hasbro Term Loan Facility”). The Term Loan Agreement contains affirmative and negative covenants typical for this type of facility, and our obligations thereunder may be accelerated upon customary events of default. The Term Loan Agreement is described in more detail in our Current Report on Form 8-K filed with the SEC on September 24, 2019, which is incorporated by reference into this prospectus supplement.

Equity Offering

On November 8, 2019, we completed an offering (the “Common Stock Offering”) of 10,592,106 shares of our common stock (par value $0.50 per share) at a public offering price of $95.00 per share, which includes 1,381,579 shares sold pursuant to the exercise in full by the underwriters of their over-allotment option on November 7, 2019 (the “Over-Allotment Exercise”). We raised approximately $976.06 million in aggregate net proceeds from the Common Stock Offering, after deducting the underwriting discounts and commissions but not estimated offering expenses.

Other Unsecured Debt

We intend to incur approximately $2.375 billion of additional unsecured debt in order to finance the Proposed Acquisition in part. Such unsecured debt may consist of the notes offered hereby and/or borrowings under our commercial paper program and/or our revolving credit facility (“Other Unsecured Debt”). Our total debt to Adjusted EBITDA leverage ratio at September 29, 2019 was 1.9 to 1.0 and, after giving effect to the incurrence of term loans under the Term Loan Agreement, the incurrence of Other Unsecured Debt and the completion of the Proposed Acquisition and the other transactions related thereto, our pro forma total debt to pro forma Adjusted EBITDA leverage ratio (calculated using pro forma Adjusted EBITDA for the year ended December 30, 2018) would have been 4.0 to 1.0.

Hedging Arrangements

As the Consideration for the Proposed Acquisition is denominated in pounds sterling, we have entered into certain currency forward contracts and purchased options (collectively, the “Hedging Arrangements”) in order to hedge our exposure to fluctuations in the exchange rate between U.S. dollars and pounds sterling. Depending on the U.S. dollar / pounds sterling exchange rate in effect at the applicable time of expiration of each such Hedging Arrangement, we may receive net cash in respect thereof. Based on the exchange rate on the date of this prospectus supplement, we currently expect to receive approximately $90 million of cash proceeds in respect of currency Hedging Arrangements entered into in connection with the Proposed Acquisition. Changes in the U.S. dollar / pounds sterling exchange rate may result in a reduction or increase in the amount of proceeds we will receive from such Hedging Arrangements. In addition, the expiration of any such Hedging Arrangements (and corresponding receipt of cash proceeds) may occur after the consummation of the Proposed Acquisition.

Bridge Facility

In addition, on August 22, 2019, we entered into a bridge commitment letter (the “Bridge Commitment”) with BofA Securities, Inc. and Bank of America, N.A. providing for up to a £3.6 billion 364-day senior unsecured bridge loan facility (the “Bridge Facility”). The availability of borrowings under the Bridge Facility is subject to customary conditions. As of the date of this prospectus supplement, we have terminated approximately £800 million of commitments under the Bridge Commitment in connection with the entry by Hasbro into the Hasbro Term Loan Facility and approximately £764 million of commitments under the Bridge Commitment in connection with the Common Stock Offering. We do not expect to borrow under this Bridge Facility if we are able to raise sufficient proceeds to finance the Transactions.

Sources and Uses

The following table outlines the estimated sources and uses of funds for the Proposed Acquisition and related eOne debt repayment and costs and expenses (collectively, the “Transactions”). The dollar amounts presented below will likely vary from the estimates reflected in the following table, in particular due to fluctuations in exchange rates. See “Use of Proceeds.”

Sources of Funds		Uses of Funds(1)
(in $ billions)
Gross proceeds from Common Stock Offering	1.006	Consideration	3.781
Hasbro Term Loan Facility	1.000	Principal amount of eOne Notes repaid	0.540
Other Unsecured Debt	2.375	Repayment of other borrowings	0.190
Cash on hand, including proceeds from Hedging Arrangements	0.290	Transaction costs and expenses(2)	0.160

Total sources of funds	4.671	Total uses of funds	4.671

(1)

The consideration is denominated in pounds sterling, and is estimated using an exchange rate of £1.0000 to $1.2984, which represents the spot rate on October 18, 2019. The principal amount of eOne Notes (as described and defined in footnote (2) below) and certain borrowings of eOne are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.2697, which represents the spot rate on June 30, 2019; this rate was chosen in order to present the U.S. dollar value of this indebtedness consistently with the presentation in the unaudited pro forma condensed combined financial information that is included and incorporated by reference into this prospectus supplement. Lastly, certain transaction costs and expenses are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.28049, which represents the average exchange rate for the three months ended June 30, 2019; this rate was chosen in order present the U.S. dollar value of these costs consistently with the presentation in the unaudited pro forma condensed combined financial information that is included and incorporated by reference into this prospectus supplement.

(2)

Includes indicative costs associated with the redemption of eOne Notes as well as discounts and financing fees. As of the date of this prospectus supplement, £425.0 million in aggregate principal amount of eOne’s 4.625% Senior Secured Notes due 2026 (the “eOne Notes”) are issued and outstanding. In connection with the consummation of the Proposed Acquisition, we may elect to redeem the eOne Notes pursuant to the various available redemption features thereof. The foregoing does not constitute a notice of redemption under the indenture governing the eOne Notes, and is not an indication of any determination as to whether any such redemption will occur.

THE OFFERING

The following contains summary information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Hasbro, Inc., a Rhode Island corporation.

Securities Offered	$ initial aggregate principal amount of % notes due 20 . $ initial aggregate principal amount of % notes due 20 .

$ initial aggregate principal amount of % notes due 20 .

$ initial aggregate principal amount of % notes due 20 .

$ initial aggregate principal amount of % notes due 20 .

Maturity Date	The 20 notes will mature on , 20 . The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

Interest	Interest on the 20 notes will accrue from , 2019, payable semi-annually in arrears at a rate of % per annum on and of each year, commencing on , 2020.

Interest on the 20 notes will accrue from , 2019, payable semi-annually in arrears at a rate of % per annum on and of each year, commencing on , 2020.

Interest on the 20 notes will accrue from , 2019, payable semi-annually in arrears at a rate of % per annum on and of each year, commencing on , 2020.

Interest on the 20 notes will accrue from , 2019, payable semi-annually in arrears at a rate of % per annum on and of each year, commencing on , 2020.

Interest Rate Adjustment	The interest rate payable on each series of the notes will be subject to adjustment from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes. See “Description of the Notes—Interest Rate Adjustment.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts but not estimated offering expenses, will be approximately $ . We intend to use these net proceeds to finance a portion of the Transactions. See “Use of Proceeds.”

Special Mandatory Redemption	If (i) we do not consummate the Proposed Acquisition on or prior to March 30, 2020, (ii) we notify the trustee in writing that the

Arrangement Agreement is terminated or (iii) we determine in our reasonable judgment that the Proposed Acquisition will not be consummated (in which case we will notify the trustee in writing thereof), the notes will be redeemed in the manner set forth under “Description of the Notes—Special Mandatory Redemption” at a price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date (as defined in “Description of the Notes—Special Mandatory Redemption”).

Optional Redemption	Prior to the applicable Par Call Date (as defined in “Description of the Notes”), the notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in “Description of the Notes”), plus         basis points (in the case of the 20        notes),         basis points (in the case of the 20        notes),                 basis points (in the case of the 20        notes) or                basis points (in the case of the 20        notes).

In addition, on and after the Par Call Date for any series of notes, such series of notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

We will also pay the accrued and unpaid interest to, but not including, the redemption date on any notes that we redeem. See “Description of the Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase Upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem all of the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date.

Ranking

The notes will be our senior unsecured obligations and will rank equal in right of payment with our other senior unsecured debt from time to time outstanding. The notes will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of September 29, 2019, after giving pro forma effect to the Transactions, we would have had approximately $5,057 million in principal amount of indebtedness (excluding subsidiary short-term borrowings, accounts payable and current and noncurrent accrued liabilities) outstanding on a consolidated basis, all of which would have been senior unsecured indebtedness, as well as approximately $187 million of subsidiary indebtedness that would be structurally senior to the notes.

Additional Issues	We may from time to time, without notice to or the consent of the holders of the notes offered hereby, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with any series of notes offered hereby. Any such additional debt securities issued in this manner will form a single series of debt securities under the indenture with the applicable series of notes offered hereby, except that any additional notes will not be issued with the same CUSIP number as the existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes. No such additional debt securities may be issued if an “event of default” (as defined in “Description of the Notes”) has occurred and is continuing with respect to the outstanding notes.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are described in “Material U.S. Federal Income Tax Considerations” included in this prospectus supplement.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein for a description of certain risks you should consider before investing in the notes.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Listing	The notes will not be listed on any exchange or quoted on any automated dealer quotation system.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF HASBRO

We derived the following summary historical consolidated financial and other data as of and for each of the years ended December 30, 2018, December 31, 2017 and December 25, 2016, from our audited consolidated financial statements and related notes, as of and for the nine months ended September 29, 2019, from our unaudited consolidated financial statements and related condensed notes, and as of and for the nine months ended September 30, 2018, from our unaudited consolidated financial statements and related condensed notes, each of which is incorporated by reference in this prospectus supplement (with the exception of our audited balance sheet as of December 25, 2016). You should not consider our results for the nine-month or annual periods, or our financial condition as of any such dates, to be indicative of our results or financial condition to be expected for or as of any future period. Our unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The summary historical consolidated financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in the notes, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our Quarterly Report on Form 10-Q for the quarterly and nine-month periods ended September 29, 2019 and our consolidated financial statements and notes thereto, in each case incorporated by reference into this prospectus supplement.

In Thousands of Dollars Except Per Share Data	Fiscal Year			Nine Months Ended
	2018	2017	2016	September 29, 2019	September 30, 2018
Consolidated Statements of Operations Data:
Net revenues	$4,579,646	5,209,782	5,019,822	3,292,220	3,190,485
Operating Profit	$331,052	810,359	788,048	461,670	320,505
Net earnings	$220,434	396,607	533,151	253,109	211,668
Net loss attributable to noncontrolling interests	$—	—	(18,229)	—	—
Net earnings attributable to Hasbro, Inc.	$220,434	396,607	551,380	253,109	211,668
Per Common Share Data:
Basic	$1.75	3.17	4.40	2.00	1.68
Diluted	$1.74	3.12	4.34	1.99	1.67
Cash dividends declared	$2.52	2.28	2.04	2.04	1.89
Consolidated Balance Sheets Data (end of period):
Total assets	$5,262,988	5,289,983	5,091,366	5,554,624	5,495,329
Total long-term debt	$1,709,895	1,709,895	1,559,895	1,709,895	1,709,895
Total shareholders’ equity	$1,754,486	1,829,957	1,862,736	1,840,907	1,887,281

Other Financial Data from Continuing Operations

In Thousands of Dollars Except Per Share Data	Fiscal Year			Nine Months Ended
	2018	2017	2016	September 29, 2019	September 30, 2018
Adjusted operating profit	$598,317	810,359	820,906	461,670	408,282
Adjusted net earnings	$488,789	693,119	566,054	359,847	319,193
Adjusted net earnings (diluted per share amount)	$3.85	5.46	4.46	2.83	2.52
EBITDA	$529,186	1,056,254	944,364	499,006	468,709
Adjusted EBITDA	$796,451	1,036,343	977,222	635,316	556,486

We believe that adjusted operating profit, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP financial measures, provide investors with an understanding of the underlying performance of our business absent unusual events. We believe that EBITDA and Adjusted EBITDA, which are also non-GAAP financial measures, are appropriate measures for evaluating our operating performance because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP follow:

In Thousands of Dollars	Nine Months Ended
	September 29, 2019	September 30, 2018
Reconciliation of Adjusted Operating Profit
Operating profit	$461,670	320,505
Pre-tax effect of Toys“R”Us(1)	$—	70,428
Pre-tax effect of severance(2)	$—	17,349

Non-GAAP adjustments	$—	87,777

Adjusted operating profit	$461,670	408,282

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2)

In the first quarter of 2018, the Company incurred severance charges of $17,349, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.

In Thousands of Dollars	Fiscal Year
	2018	2017	2016
Reconciliation of Adjusted Operating Profit
Operating profit	$331,052	810,359	788,048
Pre-tax effect of Toys“R”Us(1)	$60,360	—	—
Pre-tax effect of severance(2)	$89,349	—	—
Goodwill impairments(3)(4)	117,556	—	32,858

Non-GAAP adjustments	$267,265	—	32,858

Adjusted operating profit	$598,317	810,359	820,906

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys“R”Us. The total incremental cost impact of Toys“R”Us was $60,360.

(2)

In the first quarter of 2018, the Company incurred $17,349 of severance charges, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72,000 of severance charges.

(3)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86,253, as well as impairments of certain definite-lived intangible assets totaling $31,303.

(4)	In fiscal year 2016, the Company recorded a goodwill impairment charge of $32,858 in the Company’s Entertainment, Licensing and Digital segment.

In Thousands of Dollars Except Per Share Data; all adjustments reported after-tax	Nine Months Ended
	September 29, 2019	Diluted Per Share Amount	September 30, 2018	Diluted Per Share Amount
Reconciliation of Net Earnings and Earnings per Share
Net earnings	$253,109	1.99	211,668	1.67
After-tax effect of Toys“R”Us	$—	—	61,372	0.48
After-tax effect of severance	$—	—	15,699	0.12
Impact of Tax Reform(1)	$—	—	30,454	0.24
Acquisition-related foreign exchange loss(2)	$20,886	0.16	—	—
After-tax effect of pension plan(3)	$85,852	0.68	—	—

Adjusted net earnings	$359,847	2.83	319,193	2.52

(1)	The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.
(2)

Reflects the impact of the Hedging Arrangements, which do not qualify for hedge accounting and, as such, were marked to market through other expense in the Company’s Consolidated Statement of Operations. In the third fiscal quarter of 2019, the impact was a loss of $25,533, or $20,886 after-tax.

(3)	In the second quarter of 2019, the Company recognized a $110,777 non-cash charge ($85,852 after-tax) related to the settlement of its U.S. defined benefit pension plan liability.

	Fiscal Year
In Thousands of Dollars Except Per Share Data; all adjustments reported after-tax	2018	Diluted Per Share Amount	2017	Diluted Per Share Amount	2016	Diluted Per Share Amount
Reconciliation of Net Earnings and Earnings per Share
Net earnings	$220,434	1.74	396,607	3.12	551,380	4.34
After-tax effect of Toys“R”Us	$52,829	0.42	—	—	—	—
After-tax effect of severance	$77,948	0.61	—	—	—	—
Impact of Tax Reform(1)	$40,650	0.32	296,512	2.33	—	—
Goodwill impairment charge	—	—	—	—	14,674	0.12
Asset impairments	$96,928	0.76	—	—	—	—

Adjusted net earnings	$488,789	3.85	693,119	5.46	566,054	4.46

(1)	The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in 2018.

In Thousands of Dollars	Nine Months Ended
	September 29, 2019	September 30, 2018
Reconciliation of EBITDA and Adjusted EBITDA
Net earnings	$253,109	211,668
Interest expense	$67,096	68,391
Income taxes (including Tax Reform)	$42,340	63,862
Depreciation	$101,016	104,915
Amortization of intangibles	$35,445	19,873
EBITDA	$499,006	468,709
Pre-tax effect of Hedging Arrangements(1)	$25,533	—
Pre-tax effect of pension plan(2)	$110,777	—
Pre-tax effect of Toys“R”Us(3)	$—	70,428
Pre-tax effect of severance(4)	$—	17,349

Non-GAAP adjustments to EBITDA	$136,310	87,777

Adjusted EBITDA	$635,316	556,486

(1)

The Hedging Arrangements do not qualify for hedge accounting and, as such, were marked to market through other expense in the Company’s Consolidated Statement of Operations. In the third fiscal quarter of 2019, the impact was a loss of $25,533, or $20,886 after-tax.

(2)	In the second quarter of 2019, the Company recognized a $110,777 non-cash charge, or $85,852 after-tax, related to the settlement of its U.S. defined benefit pension plan liability.
(3)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(4)

In the first quarter of 2018, the Company incurred severance charges of $17,349, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.

In Thousands of Dollars	Fiscal Year
	2018	2017	2016
Reconciliation of EBITDA and Adjusted EBITDA
Net earnings	$220,434	396,607	551,380
Net loss attributable to Noncontrolling Interests	—	—	(18,229)
Interest expense	$90,826	98,268	97,405
Income taxes (including Tax Reform)	$49,968	389,543	159,338
Depreciation	$139,255	143,018	119,707
Amortization of intangibles	$28,703	28,818	34,763
EBITDA	$529,186	1,056,254	944,364
Pre-tax effect of Toys“R”Us(1)	$60,360	—	—
Pre-tax effect of severance(2)	$89,349	—	—
Goodwill impairments(3)(5)	$117,556	—	32,858
Impact of Tax Reform(4)	$—	(19,911)	—

Non-GAAP adjustments to EBITDA	$267,265	(19,911)	32,858

Adjusted EBITDA	$796,451	1,036,343	977,222

(1)

In the first quarter of 2018, Toys“R”Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense of $70,428 on outstanding Toys“R”Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys“R”Us. The total incremental cost impact of Toys“R”Us was $60,360.
(2)

In the first quarter of 2018, the Company incurred $17,349 of severance charges, primarily outside the United States, related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72,000 of severance charges.

(3)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86,253, as well as impairments of certain definite-lived intangible assets totaling $31,303.

(4)

As a result of the U.S. tax reform that was passed in December 2017, the Company estimated a gain of $19,911 related to a change in the value of a long-term liability due to the change in corporate tax rate that took effect in 2018.

(5)	In fiscal year 2016, the Company recorded a goodwill impairment charge of $32,858 in the Company’s Entertainment, Licensing and Digital segment.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF eONE

We derived the following summary historical consolidated financial and other data as of and for each of the years ended March 31, 2019 and March 31, 2018 from eOne’s audited consolidated financial statements and related notes, and as of and for the quarter ended June 30, 2019 from eOne’s unaudited consolidated financial statements and related notes, each of which is incorporated by reference in this prospectus supplement. The summary historical consolidated financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in the notes, and should be read in conjunction with the “Operating and Financial Review for eOne” and eOne’s consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement.

In Millions of Pounds Except Per Share Data	Year ended March 31, 2019	Year ended March 31, 2018	Quarter Ended June 30, 2019
Consolidated Income Statement Data
Revenue	£941.2	1,029.0	173.1
Cost of sales	£(617.4)	(731.8)	(128.2)
Gross profit	£323.8	297.2	44.9
Impairment of financial assets	£(14.4)	—	—
Other administrative expenses	£(238.7)	(196.5)	(62.6)
Operating profit	£70.7	100.7	(17.7)
Finance income	£1.8	4.9	—
Finance costs	£(41.4)	(40.7)	(26.2)
Profit (loss) before tax	£31.1	64.9	(43.9)
Income tax (charge)/credit	£(21.5)	3.9	3.4
Profit (loss) for the period	£9.6	68.8	(40.5)
Attributable to:
Owners of the Company	£6.0	53.9	(40.8)
Non-controlling interests	£3.6	14.9	0.3
Earnings (loss) per share (pence):
Basic	£1.3	12.4	(8.3)
Diluted	£1.3	12.0	(8.3)
Consolidated Balance Sheet Data (end of period)
Total assets	£1,901.8	1,804.7	2,199.3
Total current liabilities	£636.2	615.3	617.2
Total non-current liabilities	£550.9	523.3	757.9
Total equity	£714.7	666.1	824.2

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information of Hasbro and eOne (which is being presented for illustrative purposes only) assumes that eOne had been owned by Hasbro for the period and at the date presented. Hasbro and eOne may have performed differently had they actually been combined for all periods or on the date presented. You should not rely on the following summary unaudited pro forma condensed combined financial information as being indicative of the results or financial condition that would have been achieved had Hasbro and eOne been combined during the periods or on the date presented or of the actual future results or financial condition of Hasbro to be achieved following consummation of the Proposed Acquisition. See “Risk Factors—Risks Related to Our Business Following the Consummation of the Proposed Acquisition—The actual results of operations and financial position of Hasbro after the Proposed Acquisition may differ materially from that contemplated by the unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement.”

This information is only a summary, does not contain all of the information you should consider before deciding whether to invest in the notes, and has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information of Hasbro and eOne and the notes thereto included elsewhere in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” included in our Current Report on Form 8-K filed on November 4, 2019.

This summary unaudited pro forma condensed combined financial information does not reflect the Over-Allotment Exercise because we prepared such information prior to, and therefore without giving effect to, the Over-Allotment Exercise.

	Pro Forma Combined
In Thousands of Dollars Except Per Share Data	Fiscal Year 2018	Nine Months Ended September 29, 2019
Condensed Combined Statement of Operations Data
Net revenues	$5,949,086	4,200,594
Operating profit	$684,553	745,171
Net earnings attributable to Hasbro	$391,344	388,402
Per common share
Net earnings attributable to Hasbro
Basic	$2.92	2.90
Diluted	$2.91	2.88

As of September 29, 2019
Condensed Combined Balance Sheet Data
Total current assets	$3,993,648
Total assets	$11,057,915
Total current liabilities	$2,269,976
Total liabilities	$8,334,302
Total shareholders’ equity	$2,659,757

Other Pro Forma Financial Data from Continuing Operations

	Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended September 29, 2019
Adjusted net earnings	$734,648	543,882
Adjusted operating profit	$1,033,374	775,082
EBITDA	$954,233	862,381
Adjusted EBITDA	$1,303,055	1,028,602

We believe that pro forma adjusted net earnings and adjusted operating profit, which are non-GAAP financial measures, provide investors with an understanding of the underlying performance of our business absent unusual events. We believe that pro forma EBITDA and pro forma Adjusted EBITDA, which are also non-GAAP financial measures, are appropriate measures for evaluating our operating performance because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. Reconciliations of these pro forma non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with pro forma GAAP follow:

Reconciliation of Adjusted Net Earnings

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Sep-19
Net earnings	$220,434	$253,109	$5,944	$14,288	$164,966	$121,005	$391,344	$388,402
Non-GAAP adjustments	268,355	106,738	74,949	48,742	—	—	343,304	155,480

Adjusted net earnings	$488,789	$359,847	$80,893	$63,030	$164,966	$121,005	$734,648	$543,882

Hasbro Non-GAAP Adjustments, net of tax:
Incremental costs impact of Toys“R”Us	$52,829	$—	$—	$—	$—	$—	$52,829	$—
Severance	77,948	—	—	—	—	—	77,948	—
Asset Impairments	96,928	—	—	—	—	—	96,928	—
Acquisition-related foreign exchange loss	—	20,886	—	—	—	—	—	20,886
Pension	—	85,852	—	—	—	—	—	85,852
Impact of Tax reform	40,650		—	—	—	—	40,650	—
eOne Non-GAAP Adjustments:			—	—	—	—	—	—
Home entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161
Financing income (costs)			(1,214)	21,540			(1,214)	21,540
Tax impact on eOne non-GAAP adjustments			(5,394)	(2,709)	—	—	(5,394)	(2,709)

	$268,355	$106,738	$74,949	$48,742	$—	$—	$343,304	$155,480

Reconciliation of Adjusted Operating Profit

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year Dec-18	Nine Months Ended Sep-19	Fiscal Year Dec-18	Nine Months Ended Sep-19
Operating profit	$331,052	$461,670	$58,315	$94,638	$295,186	$188,863	$684,553	$745,171
Non-GAAP adjustments	267,265	—	81,556	29,911	—	—	348,821	29,911

Adjusted operating profit	$598,317	$461,670	$139,871	$124,549	$295,186	$188,863	$1,033,374	$775,082

Non GAAP Adjustments:
Incremental costs impact of Toys“R”Us	$60,360	$—	$—	$—	$—	$—	$60,360	$—
Severance	89,349	—	—	—	—	—	89,349	—
Asset impairments	117,556	—	—	—	—	—	117,556	—
Home Entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161

	$267,265	$—	$81,556	$29,911	$—	$—	$348,821	$29,911

Reconciliation of Pro Forma EBITDA and Adjusted EBITDA

	Hasbro		eOne, adjusted for U.S. GAAP		Pro Forma Adjustments(1)		Pro Forma Combined
In Thousands of Dollars	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Jun-19	Fiscal Year 2018	Nine Months Ended Sep-19	Fiscal Year 2018	Nine Months Ended Sep-19
Net Earnings	$220,434	$253,109	$5,944	$14,288	$164,966	$121,005	$391,344	$388,402
Interest Expense	90,826	67,096	45,714	63,740	82,326	59,677	218,866	190,513
Income Taxes (including Tax Reform)	49,968	42,340	1,140	15,306	47,894	33,714	99,002	91,360
Depreciation	139,255	101,016	4,180	2,482	—	—	143,435	103,498
Amortization of Intangibles	28,703	35,445	55,202	41,542	17,681	11,621	101,586	88,608

EBITDA	$529,186	$499,006	$112,180	$137,358	$312,867	$226,017	$954,233	$862,381

Non-GAAP Adjustments	267,265	136,310	81,556	29,911	—	—	348,821	166,221

	$796,451	$635,316	$193,737	$167,269	$312,867	$226,017	$1,303,055	$1,028,602

Adjusted EBITDA
Non-GAAP Adjustments:
Incremental costs impact of Toys“R”Us	$60,360	$—	$—	$—	$—	$—	$60,360	$—
Severance	89,349	—	—	—	—	—	89,349	—
Asset impairments	117,556	—	—	—	—	—	117,556	—
Acquisition-related foreign exchange loss	—	25,533	—	—	—	—	—	25,533
Pension	—	110,777	—	—	—	—	—	110,777
Home Entertainment restructuring	—	—	76,864	6,062	—	—	76,864	6,062
Strategy-related restructuring	—	—	10,761	15,723	—	—	10,761	15,723
Acquisition-related expenses/(income)	—	—	(5,259)	6,965	—	—	(5,259)	6,965
Other expenses/(income)	—	—	(809)	1,161	—	—	(809)	1,161

	$267,265	$136,310	$81,556	$29,911	$—	$—	$348,821	$166,221

(1)

As a result of estimates used in the preliminary application of purchase price accounting, approximately $200,000 and $313,000 of eOne content amortization during its nine months ended June 30, 2019 and twelve months ended September 30, 2018, respectively, has been eliminated, which results in a corresponding increase to pro forma earnings. The Company expects that, as new and recent content begins to amortize in future periods, amortization will return to historical levels.

RISK FACTORS

You should carefully consider the following risks, along with all of the risks and other information provided or referred to in this prospectus supplement and the documents incorporated by reference herein, including our Annual Report on Form 10-K as of and for the year ended December 30, 2018 and our Quarterly Reports on Form 10-Q for the quarterly and year-to-date periods ended March 31, 2019, June 30, 2019 and September 29, 2019, before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, financial condition and results of operations. The trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our strategy involves focusing on franchise and key partner brands, and successfully developing, or in the case of partner brands, successfully working with our partners to develop, those brands across our brand blueprint in a wide array of innovative toys and games, consumer products, storytelling and digital experiences. If we are not successful in developing and expanding these critical brands our business will suffer.

We have made a strategic decision to focus on fewer, larger global brands as we build our business. We are moving away from SKU-making behaviors, which involve developing a large number of different products across many brands, towards global brand building with an emphasis on developing our franchise and key partner brands, which we view as having the largest global potential. As we concentrate our efforts on a more select group of brands, we can gain additional leverage and enhance the consumer experience. But this focus also means that our future success depends disproportionately on our and our partners’ ability to successfully develop this select group of brands across the brand blueprint and to maintain and extend the reach and relevance of these brands to global consumers in a wide array of markets. This strategy has required us to build and develop competencies in new areas, including storytelling, digital content and consumer products. Developing and growing these competencies has required significant effort, time and money.

Our franchise and partner brands account for the substantial majority of our revenues. If we are unable to successfully maintain and develop our franchise and key partner brands in the future, continue to drive their relevance to consumers and grow sales of products and storytelling experiences based on those brands, our revenues and profits will decline and our business performance will suffer. In addition to continuing to grow and develop our existing franchise brands, successfully executing our brand strategy requires us to successfully develop other brands, such as current emerging brands such as POWER RANGERS, and elevate them to franchise brand status over time. We cannot guarantee that we will be able to do this successfully.

Consumer interests change rapidly, making it difficult to create storytelling experiences and to design and develop products which will be popular with children and families, or to maintain the popularity of successful products and brands.

The interests of children and families evolve extremely quickly and can change dramatically from year to year. To be successful, we must correctly anticipate the types of entertainment content, products and play patterns which will capture children’s and families’ interests and imagination, and quickly develop and introduce innovative products which can compete successfully for consumers’ limited time, attention and spending. This challenge is more difficult with the ever-increasing utilization of technology and digital media in entertainment offerings, and the increasing breadth of entertainment available to consumers. Evolving consumer tastes and shifting interests, coupled with an ever-changing and expanding pipeline of entertainment and consumer properties and products which compete for children’s and families’ interest and acceptance, create an environment in which some products can fail to achieve consumer acceptance, and other products can be popular during a certain period of time but then be rapidly replaced. As a result, individual children’s and family entertainment products and properties often have short consumer life cycles. If we devote time and resources to developing and marketing entertainment and products that consumers do not find interesting enough to buy in sufficient quantities to be profitable to us, our revenues and profits may decline and our business performance may be damaged. Similarly, if our product offerings and entertainment fail to correctly anticipate consumer interests, our revenues and earnings will be reduced.

Additionally, our business is increasingly global and depends on interest in and acceptance of our children’s and family entertainment products and properties by consumers in diverse markets around the world with different tastes and preferences. As such, our success depends on our ability to successfully predict and adapt to changing consumer tastes and preferences in multiple markets and geographies and to design product and entertainment offerings that can achieve popularity globally over a broad and diverse consumer audience. We cannot guarantee that we will be able to successfully develop and market products with global appeal.

The challenge of continuously developing and offering products and storytelling experiences that are sought after by children is compounded by the sophistication of today’s children and the increasing array of technology and entertainment offerings available to them.

Children are increasingly utilizing electronic offerings such as tablet devices and mobile phones and they are expanding their interests to a wider array of innovative, technology-driven entertainment products and digital and social media offerings at younger and younger ages. Our products compete with the offerings of consumer electronics companies, digital media and social media companies. To meet this challenge we, and our competitors, are designing and marketing products which incorporate increasing technology, seek to integrate digital and analog play, and aim to capitalize on new play patterns and increased consumption of digital and social media.

With the increasing array of competitive entertainment offerings, we cannot guarantee that:

•	any of our brands, products or product lines will achieve popularity or continue to be popular;

•	any property for which we have a significant license will achieve or sustain popularity;

•	any new products or product lines we introduce will be considered interesting to consumers and achieve an adequate market acceptance; or

•

any product’s life cycle or sales quantities will be sufficient to permit us to profitably recover our development, manufacturing, marketing, royalties (including royalty advances and guarantees) and other costs of producing, marketing and selling the product.

Engaging storytelling across media is an increasingly important factor for driving brand awareness and successfully building brands.

Entertainment media, in forms such as television, motion pictures, digital content and other media, have become increasingly important platforms for consumers to experience our brands and our partners’ brands and the success, or lack of success, of such media efforts can significantly impact the demand for our products and our financial performance. We spend considerable resources in designing and developing products in conjunction with planned media releases, both by our partners and our own media releases. Not only our efforts, but the efforts of third parties, such as licensors and motion picture studios with whom we work, heavily impact the amount, content and timing of media development, release dates and the ultimate consumer interest in and success of these media efforts.

In 2018, for example, we developed and marketed significant product lines tied to the motion picture releases by key partners of BLACK PANTHER, AVENGERS: INFINITY WARS and SOLO: A STAR WARS STORY. In addition, we developed and marketed products related to BUMBLEBEE, a motion picture developed and released by us working with our partner Paramount Pictures. For 2019, we have developed and are developing and marketing significant product lines tied to the scheduled motion picture releases by key partners of a number of properties, including DISNEY’S ALADDIN, DISNEY’S FROZEN II and STAR WARS: EPISODE IX. Those motion pictures are developed and released by our partners and our partners control the content and schedule for such motion pictures. Other key partner product lines we offer, such as BEYBLADE and YOKAI-WATCH, depend on television support by our partners for their successes. Similarly, we are developing and marketing products for entertainment in which we play a more active role in developing or develop ourselves, such as TRANSFORMERS and MY LITTLE PONY. If those motion pictures, television shows, or any other key entertainment content for which we develop and market products are not as successful as we and our partners anticipate, our revenues and earnings will fall.

The ultimate timing and success of such projects is critically dependent on the efforts and schedules of our licensors, and studio and media partners. We do not fully control when or if any particular motion picture projects will be greenlit, developed or released, and our licensors or media partners may change their plans with respect to projects and release dates or cancel development all together. This can make it difficult for us to get feature films developed, plan future entertainment slates and to successfully develop and market products in conjunction with future motion picture and other media releases, given the lengthy lead times involved in product development and successful marketing efforts, and the fact that third party partners of ours may decide not to develop such entertainment.

When we say that products or brands will be supported by certain media releases, those statements are based on our current plans and expectations. Unforeseen factors may increase the cost of these releases, delay these media releases or even lead to their cancellation. Any delay or cancellation of planned product development work, introductions, or media support may decrease the number of products we sell and harm our business.

Lack of sufficient consumer interest in entertainment media we or our partners produce or for which we offer products can harm our business.

Motion pictures, television, digital content or other media we produce or for which we develop products may not be as popular with consumers as we anticipated. While it is difficult to anticipate what products may be sought after by consumers, it can be even more difficult to properly predict the popularity of media efforts and properties given the broad array of competing offerings. If our or our partners’ media efforts, and related product offerings, fail to garner sufficient consumer interest and acceptance, our revenues and the financial return from such efforts will be harmed.

Under the relationship we entered with Paramount in October 2017, we plan to play a more significant role in the production and financing of motion pictures based on our properties. This has the advantage of giving us more input as to what and when properties are developed into motion pictures, and can allow us to earn a greater return from successful films, but it also increases the money we will directly spend on film production and puts that investment at risk. If our motion pictures are not as successful as we anticipate they will be, or if we are not able to produce and distribute films according to the schedule we have planned, due to creative or other difficulties or delays, our financial performance will be negatively impacted.

Discovery Family Channel, our cable television joint venture with Discovery Communications, Inc. in the United States, competes with a number of other children’s television networks for viewers, advertising revenue and distribution fees. We cannot guarantee that Discovery Family Channel will be successful. Similarly, our programming distributed both domestically and internationally, and Allspark Animation’s and Allspark Pictures’ releases, compete with content from many other parties. Lack of consumer interest in and acceptance of content developed by Hasbro Studios, Allspark Animation and Allspark Pictures, or other content appearing on Discovery Family Channel, and products related to that content, could significantly harm our business. Similarly, our business could be harmed by greater-than-expected costs, or unexpected delays or difficulties, associated with our investment in Discovery Family Channel, such as difficulties in increasing subscribers to the network or in building advertising revenues for Discovery Family Channel. If the Discovery Family Channel is not successful our investments may become impaired, which could result in a write-down through net earnings.

The children’s and family entertainment industry and consumer products industry are highly competitive and the barriers to entry are low. If we are unable to compete effectively with existing or new competitors or with our retailers’ private label toy products, our revenues, market share and profitability could decline.

The children’s and family entertainment industry and the consumer products industry are, and will continue to be, highly competitive. We compete in the United States and internationally with a wide array of large and small manufacturers, marketers, and sellers of analog toys and games, digital gaming products, digital media, products which combine analog and digital play, and other entertainment and consumer products, as well as with retailers who offer such products under their own private labels. In addition, we compete with other companies who are focused on building their brands across multiple product and consumer categories. Across our business, we face competitors who are constantly monitoring and attempting to anticipate consumer tastes and trends, seeking ideas which will appeal to consumers, and introducing new products that compete with our products for consumer acceptance and purchase. In 2018, for example, our NERF branded products faced significantly increased competition from both newer entrants into the blaster space, as well as from private label offerings from major retailers. A number of these competitors sought to gain market share by offering products with less innovation than our products at price points below our products, particularly by offering blasters in the under $20 retail price range.

In addition to existing competitors, the barriers to entry for new participants in the children’s and family entertainment industry and in the consumer products industry are low, and the increasing importance of digital media and the heightened connection between digital media and consumer interest, has further increased the ability for new participants to enter our markets, and has broadened the array of companies we compete with. New participants with a popular product idea or entertainment property can gain access to consumers and become a significant source of competition for our products in a very short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in consumer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability.

In recent years, retailers have also developed their own private-label products that directly compete with the products of traditional manufacturers and brand owners. Some retail chains that are our customers sell private-label children’s and family entertainment products designed, manufactured and branded by the retailers themselves. These products may be sold at prices lower than our prices for comparable products, which may result in lower purchases of our products by these retailers and may reduce our market share.

An inability to develop and introduce planned products, product lines and new brands in a timely and cost-effective manner may damage our business.

In developing products, product lines and new brands we have anticipated dates for the associated product and brand introductions. When we state that we will introduce, or anticipate introducing, a particular product, product line or brand at a certain time in the future those expectations are based on completing the associated development, implementation, and marketing work in accordance with our currently anticipated development schedule. We cannot guarantee that we will be able to manufacture, source and ship new or continuing products in a timely manner and on a cost-effective basis to meet constantly changing consumer demands. This risk is heightened by our customers’ compressed shipping schedules and the seasonality of our business. Further, ecommerce is growing significantly and accounting for a higher portion of the ultimate sales of our products to consumers. Ecommerce retailers tend to hold less inventory and take inventory closer to the time of sale to consumers than traditional retailers. The risk is also exacerbated by the increasing sophistication of many of the products we are designing, and brands we are developing in terms of combining digital and analog technologies, utilizing digital media to a greater degree, and providing greater innovation and product differentiation. Unforeseen delays or difficulties in the development process, significant increases in the planned cost of development, or changes in anticipated consumer demand for our products and new brands may cause the introduction date for products to be later than anticipated, may reduce or eliminate the profitability of such products or, in some situations, may cause a product or new brand introduction to be discontinued.

Our success depends on our ongoing ability to successfully evolve our capabilities and business to meet the challenges of a changing retail landscape and to successfully develop new aspects of our business.

2018 was a year of significant retail disruption in our industry. Our future success depends on our ability to continue evolving and transforming our business to address a changing global consumer landscape and retail environment, one in which online shopping accounts for an increasing percentage of total sales to consumers, digital first marketing is critical to garner and develop consumer interest, ecommerce focused companies like Amazon.com, Inc. are now among our largest customers, traditional brick and mortar retailers face challenges to their businesses from the disintermediation caused by the expanding prevalence of online shopping, and the presence of specialty toy retailers has been significantly reduced in many of our markets due to bankruptcies, such as that of Toys“R”Us, potentially reducing, at least in the shorter term, physical shelf space available to offer family entertainment properties. These market conditions require that we drive a digital-first orientation throughout our Company, adapt the way we produce and distribute our products to meet the needs of ecommerce retailers, and continue developing alternate retail channels to reach our consumers and recapture shelf space lost by specialty retailers.

In addition to successfully driving our business in a changing retail landscape, our future success depends on developing new areas of our business. A prime example of that is our initiative to drive our MAGIC: THE GATHERING brand through digital gaming and esports. We have invested considerable time and resources in our MAGIC: THE GATHERING Arena online game, which is currently in open beta, and our MAGIC: THE GATHERING esports initiative. Those initiatives require different skills, investments and business strategies than more traditional areas of our business and our ability to successfully and profitably develop and deploy those skills and strategies, and drive those businesses, will be a major factor in achieving future success for our Company.

Our substantial sales and manufacturing operations outside the United States subject us to risks associated with international operations.

We operate facilities and sell products in numerous countries outside the United States. We expect net revenues from our International segment to continue accounting for a significant portion of our revenues. In fact, over time, we expect our international sales and operations to continue to grow both in dollars and as a percentage of our overall business as a result of a key business strategy to expand our presence in emerging and underserved international markets. Additionally, we utilize third-party manufacturers primarily located in the Far East to produce most of our products. These international sales and manufacturing operations, including operations in emerging markets, are subject to risks that may significantly harm our sales, increase our costs or otherwise damage our business, including:

•	Currency conversion risks and currency fluctuations;

•	The imposition of tariffs, quotas, border adjustment taxes or other protectionist measures;

•	Potential challenges to our transfer pricing determinations and other aspects of our cross border transactions, which can materially increase our taxes and other costs of doing business;

•	Political instability, civil unrest and economic instability;

•	Greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

•	Complications in complying with different laws in varying jurisdictions and in dealing with changes in governmental policies and the evolution of laws and regulations and related enforcement;

•	Difficulties understanding the retail climate, consumer trends, local customs and competitive conditions in foreign markets which may be quite different from the United States;

•	Natural disasters and the greater difficulty and cost in recovering therefrom;

•	Transportation delays and interruptions;

•	Difficulties in moving materials and products from one country to another, including port congestion, strikes and other transportation delays and interruptions;

•	Increased investment and operational complexity to make our products compatible with systems in various countries and compliant with local laws; and

•	Changes in international labor costs and other costs of doing business internationally.

Tariffs increase the costs of our products and can lower sales. The current tariff environment, particularly the imposition or threat of tariffs on products manufactured in China for import into the United States, has negatively impacted our business and may continue to negatively impact our business, sales and profitability. The threat and imposition of tariffs have resulted in the elimination of some direct import orders, where customers take ownership of products near the source of supply and import the product themselves into the United States, in favor of shifting to domestic orders, which requires us to ship the products to the United States, and import and warehouse the products prior to delivery to the customer. This shift to domestic orders raises the cost to us, can result in delays in the time of a sale, and may result in the potential loss of some orders entirely due to the lack of timely supply or other delays. We cannot assure you that we will be able to successfully implement actions to lessen the impact of tariffs imposed on our products, including any changes to our supply chain, logistics capabilities, sales policies or pricing of our products.

Because of the importance of international sales, sourcing and manufacturing to our business, our financial condition and results of operations could be significantly harmed if any of the risks described above were to occur or if we are otherwise unsuccessful in managing our increasing global business and operating in an environment with more tariffs.

Changes in foreign currency exchange rates can significantly impact our reported financial performance.

Our global operations mean we produce and buy products, and sell products, in many different jurisdictions with many different currencies. As a result, if the exchange rate between the U.S. dollar and a local currency for an international market in which we have significant sales or operations changes, our financial results as reported in U.S. dollars, may be meaningfully impacted even if our business in the local currency is not significantly affected. As an example, if the dollar appreciates 10% relative to a local currency for an international market in which we had $200 million of net revenues, the dollar value of those sales, as they are translated into U.S. dollars, would decrease by $20 million in our consolidated financial results. As such, we would recognize a $20 million decrease in our net revenues, even if the actual level of sales in the foreign market had not changed. Similarly, our expenses can be significantly impacted, in U.S. dollar terms, by exchange rates, meaning the profitability of our business in U.S. dollar terms can be negatively impacted by exchange rate movements which we do not control. Depreciation in key currencies may have a significant negative impact on our revenues and earnings as they are reported in U.S. dollars. See also “—Risks Relating to the Consummation of the Proposed Acquisition—We may be adversely affected by changes in foreign currency exchange rates.”

Global and regional economic downturns that negatively impact the retail and credit markets, or that otherwise damage the financial health of our retail customers and consumers, or other factors negatively impacting retail sales, can harm our business and financial performance.

We design, manufacture and market a wide variety of entertainment and consumer products worldwide through sales to our retail customers and directly to consumers. Our financial performance is impacted by the level of discretionary consumer spending in the markets in which we operate. Recessions, credit crises and other economic downturns, or disruptions in credit markets, in the United States and in other markets in which our products are marketed and sold can result in lower levels of economic activity, lower employment levels, less consumer disposable income, and lower consumer confidence. Similarly, reductions in the value of key assets held by consumers, such as their homes or stock market investments, can lower consumer confidence and consumer spending power. Any of these factors can reduce the amount which consumers spend on the purchase of our products. This in turn can reduce our revenues and harm our financial performance and profitability.

In addition to experiencing potentially lower revenues from our products during times of economic difficulty, in an effort to maintain sales during such times we may need to reduce the price of our products, increase our promotional spending and/or sales allowances, or take other steps to encourage retailer and consumer purchase of our products. Those steps may lower our net revenues or increase our costs, thereby decreasing our operating margins and lowering our profitability. These challenges can be exacerbated if our customers accumulate excess retail inventories over time due to their purchases of our products exceeding sales of those products to ultimate consumers. It can then take us significant time, working with our retailers, to reduce those excess retail inventories, and, in the interim, our sales of new products can be negatively impacted. Our business in Europe in 2018 was significantly reduced by excess retail inventories that we needed to address during the year.

Our revenues and profitability for 2018 were negatively impacted by the ongoing economic challenges and resulting lower sales of our products in the United Kingdom and in Brazil. The economic downturn in the United Kingdom is partly caused by uncertainly around Brexit. If these markets, or other significant markets, experience economic difficulties in 2019 it can harm our business and financial results.

An increasing portion of our business is expected to come from emerging markets, and growing business in emerging markets presents additional challenges.

We expect an increasing portion of our net revenues to come from emerging markets in the future, including Eastern Europe, Latin America, Africa and Asia. Over time, we expect our emerging market net revenues to continue to grow both in absolute terms and as a percentage of our overall business as one of our key business strategies is to increase our presence in emerging and underserved international markets. Operating in an increasing number of markets, each with its own unique consumer preferences and business climates, presents additional challenges that we must meet. In addition to the need to successfully anticipate and serve different global consumer preferences and interests, sales and operations in emerging markets that we have entered, may enter, or may increase our presence in, are subject to other risks associated with international operations, including:

•

Complications in complying with different laws in varying jurisdictions and in dealing with changes in governmental policies and the evolution of laws and regulations that impact our product offerings and related enforcement;

•	Potential challenges to our transfer pricing determinations and other aspects of our cross border transactions;

•	Difficulties understanding the retail climate, consumer trends, local customs and competitive conditions in foreign markets which may be quite different from the United States;

•	Difficulties in moving materials and products from one country to another, including port congestion, strikes and other transportation delays and interruptions; and

•	The imposition of tariffs, border adjustment taxes, quotas, or other protectionist measures.

Because of the importance of our emerging market net revenues, our financial condition and results of operations could be harmed if any of the risks described above were to occur or if we are otherwise unsuccessful in managing our emerging market business.

Our business depends, in large part, on the success of our key partner brands and on our ability to maintain, renew and extend solid relationships with our key partners.

As part of our strategy, in addition to developing and marketing products based on properties we own or control, we also seek to obtain licenses enabling us to develop and market products based on popular entertainment properties owned by third parties.

We currently have in-licenses to several successful entertainment properties, including MARVEL and STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, BEYBLADE and DREAMWORKS’ TROLLS. These licenses typically have multi-year terms and provide us with the right to market and sell designated classes of products. In recent years, our sales of products under the MARVEL, STAR WARS and BEYBLADE licenses have been highly significant to our business. In 2016, we began sales of products based on the DISNEY PRINCESS and DISNEY FROZEN properties, which contributed to our performance. If we fail to meet our contractual commitments and/or any of these licenses were to terminate and not be maintained, renewed or extended, or the popularity of any of these licensed properties was to significantly decline, our business would be damaged and we would need to successfully develop and market other products to replace the products previously offered under license.

Our license to the MARVEL property is granted from Marvel Entertainment, LLC and Marvel Characters B.V. (together “Marvel”). Our license to the STAR WARS property is granted by Lucas Licensing Ltd. and Lucasfilm Ltd. (together “Lucas”). Both Marvel and Lucas are owned by The Walt Disney Company.

Our business is seasonal and therefore our annual operating results depend, in large part, on our sales during the relatively brief holiday shopping season. This seasonality is exacerbated by retailers’ quick response inventory management techniques.

Sales of our toys, games and other family entertainment products at retail are extremely seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality has increased over time, as retailers become more efficient in their control of inventory levels through quick response inventory management techniques. Further, ecommerce is growing significantly and accounting for a higher portion of the ultimate sales of our products to consumers. Ecommerce retailers tend to hold less inventory and take inventory closer to the time of sale to consumers than traditional retailers. As a result, customers are timing their orders so that they are being filled by suppliers, such as us, closer to the time of purchase by consumers. For toys, games and other family entertainment products which we produce, a majority of retail sales for the entire year generally occurs in the fourth quarter, close to the holiday season. As a consequence, the majority of our sales to our customers occurs in the period from September through December, as our customers do not want to maintain large on-hand inventories throughout the year ahead of consumer demand. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a significant portion of inventory risk and carrying costs to the supplier. This can also result in our losing significant revenues and earnings if our supply chain is unable to supply product to our customers when they want it. Tariffs can exacerbate this negative impact by causing retailers to shift from direct import to domestic orders, further pressuring our supply chain.

The level of inventory carried by retailers may also reduce or delay retail sales resulting in lower revenues for us. If we or our customers determine that one of our products is more popular at retail than was originally anticipated, we may not have sufficient time to produce and ship enough additional products to fully meet consumer demand. Additionally, the logistics of supplying more and more product within shorter time periods increases the risk that we will fail to achieve tight and compressed shipping schedules, which also may reduce our sales and harm our financial performance. This seasonal pattern requires significant use of working capital, mainly to manufacture or acquire inventory during the portion of the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season in order to avoid losing potential sales of popular products or producing excess inventory of products that are less popular with consumers. Our failure to accurately predict and respond to consumer demand, resulting in under producing popular items and/or overproducing less popular items, would reduce our total sales and harm our results of operations.

In 2018, we experienced a negative impact to our business from retailers’ continuing efforts to reduce the amount of overall inventory they carry and minimize carry-forward inventory coming out of the holiday season. Additionally, some retailers are increasing their use of automated inventory replenishment programs, which we believe drove a significant reduction in reorders of our products by these retailers in the last weeks of December

2018. These trends negatively impacted our sales in 2018. If retailers continue to increase their use of automated replenishment programs, our inventory levels and sales may fluctuate, particularly in the fourth quarter.

In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events such as a terrorist attack or economic shock that harm the retail environment or consumer buying patterns during our key selling season, or by events such as strikes or port delays that interfere with the shipment of goods, particularly from the Far East, during the critical months leading up to the holiday shopping season.

The concentration of our retail customer base means that economic difficulties or changes in the purchasing or promotional policies or patterns of our major customers could have a significant impact on us.

We depend upon a relatively small retail customer base to sell the majority of our products. For example, for the fiscal year ended December 30, 2018, Wal-Mart Stores, Inc. and Target Corporation accounted for approximately 20% and 9%, respectively, of our consolidated net revenues and our five largest customers in the aggregate accounted for approximately 38% of our consolidated net revenues. In the U.S. and Canada segment, approximately 60% of the net revenues of the segment were derived from our top three customers. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us, favor competitors or new entrants, increase their direct competition with us by expanding their private-label business, change their purchasing patterns, alter the manner in which they promote our products or the resources they devote to promoting and selling our products, or return substantial amounts of our products, it could significantly harm our sales, profitability and financial condition.

As an example of this, the bankruptcy filing by Toys“R”Us in the U.S. and Canada in September 2017, and in the United Kingdom in early 2018, and the subsequent liquidations of the Toys“R”Us business in many markets globally during 2018, as well as the inability of Toys“R”Us to pay certain outstanding receivables, significantly reduced our sales and profitability in the fourth quarter of 2017 and throughout 2018. The liquidation of millions of units of retail inventory held by Toys“R”Us into the market at closeout prices had a more substantial negative impact to sales of new products by us in 2018 than we, and industry experts, had initially expected in early 2018.

Customers make no binding long-term commitments to us regarding purchase volumes and make all purchases by delivering purchase orders. Any customer could reduce its overall purchase of our products and reduce the number and variety of our products that it carries and the shelf space allotted for our products. In addition, increased concentration among our customers could also negatively impact our ability to negotiate higher sales prices for our products and could result in lower gross margins than would otherwise be obtained if there were less consolidation among our customers. Furthermore, the bankruptcy or other lack of success of one or more of our other significant retail customers could negatively impact our revenues and profitability.

Part of our strategy to remain relevant to children and families is to offer innovative products incorporating progressive technology, integrating digital and analog play. These products can be more difficult and expensive to design and manufacture which may reduce margins on some or a portion of these products compared to more traditional toys and games, and such products may have short life spans.

As childhood evolves and children become more interested in sophisticated product offerings, such as video games, consumer electronics and social and digital media at younger and younger ages, we have sought to keep our products relevant and interesting for these consumers. To continue capturing the interest of sophisticated youth, we must offer innovative children’s electronic toy and game products. This is another key to our strategy—complementing analog play with digital integration and investing in technology development. These electronic and digital products, if successful, can be an effective way for us to connect with consumers and increase our sales. However, children’s electronic and digital products, in addition to the risks associated with our other family entertainment products, also face certain additional risks.

Costs associated with designing, developing and producing technologically advanced or sophisticated products tend to be higher than for many of our other more traditional products, such as board games and action figures. The ability to sell enough of these advanced products, at prices high enough to recoup our costs and make a profit, is constrained by heavy competition in consumer electronics and entertainment products and can be further constrained by difficult economic conditions. As a result, we can face increased risk of not achieving sales sufficient to recover our costs and we may lose money on the development and sale of these products. Additionally, designing, developing and producing technologically advanced or sophisticated products requires different competencies and follows different timelines than traditional toys and games. Delays in the design, development or production of these products incorporated into or associated with traditional toys and games could have a significant impact on our ability to successfully offer such products. In addition, the pace of change in product offerings and consumer tastes in the electronics and digital gaming areas is potentially even greater than for our other products. This pace of change means that the window in which a product can achieve and maintain consumer interest may be even shorter than traditional toys and games.

Other economic and public health conditions in the markets in which we operate, including rising commodity and fuel prices, higher labor costs, increased transportation costs, outbreaks of public health pandemics or other diseases, or third party conduct could negatively impact our ability to produce and ship our products, and lower our revenues, margins and profitability.

Various economic and public health conditions can impact our ability to manufacture and deliver products in a timely and cost-effective manner, or can otherwise have a significant negative impact on our revenues, profitability and business.

Significant increases in the costs of other products which are required by consumers, such as gasoline, home heating fuels, or groceries, may reduce household spending on the discretionary branded-play entertainment products we offer. Weakened economic conditions, lowered employment levels or recessions in any of our major markets may significantly reduce consumer purchases of our products. In 2018, our business was negatively impacted by weaker economic conditions in the United Kingdom and Brazil, two of our significant markets. Economic conditions may also be negatively impacted by terrorist attacks, wars and other conflicts, natural disasters, increases in critical commodity prices or labor costs, or the prospect of such events. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could harm our revenues and profitability.

Our success and profitability not only depend on consumer demand for our products, but also on our ability to produce and sell those products at costs which allow for us to make a profit. Rising fuel and raw material prices, for paperboard and other components such as resin used in plastics or electronic components, increased transportation costs, and increased labor costs in the markets in which our products are manufactured all may increase the costs we incur to produce and transport our products, which in turn may reduce our margins, reduce our profitability and harm our business.

Other conditions, such as the unavailability of sufficient quantities of electrical components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Additional factors outside of our control could further delay our products or increase the cost we pay to produce such products. For example, work stoppages, slowdowns or strikes, an outbreak of a severe public health pandemic, a natural disaster or the occurrence or threat of wars or other conflicts, all could impact our ability to manufacture or deliver product. Any of these factors could result in product delays, increased costs and/or lost sales for our products.

We may not realize the full benefit of our licenses if the licensed material has less market appeal than expected or if revenue from the licensed products is not sufficient to earn out the minimum guaranteed royalties.

In addition to designing and developing products based on our own brands, we seek to fulfill consumer preferences and interests by producing products based on popular entertainment properties developed by third parties and licensed to us. The success of entertainment properties for which we have a license, such as MARVEL, STAR WARS, SESAME STREET, DISNEY PRINCESS, DISNEY FROZEN, DREAMWORKS’ TROLLS, YOKAI-WATCH or BEYBLADE, and the ability of us to successfully market and sell related products, can significantly affect our revenues and profitability. If we produce a line of products based on a movie or television series, the success of the movie or series has a critical impact on the level of consumer interest in the associated products we are offering. In addition, competition in our industry for access to entertainment properties can lessen our ability to secure, maintain, and renew popular licenses to entertainment products on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products based on these properties.

The license agreements we enter to obtain these rights usually require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are ultimately able to recoup from actual sales, which could result in write-offs of significant amounts which, in turn, would harm our results of operations. Acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses that we currently hold when they become available for renewal, or missing business opportunities for new licenses. Additionally, as a licensee of entertainment-based properties, we cannot guarantee that a particular property or brand will translate into successful toy, game or other family entertainment products, and underperformance of any such products may result in reduced revenues and operating profit for us.

We anticipate that the shorter theatrical duration for movie releases may make it increasingly difficult for us to profitably sell licensed products based on entertainment properties and may lead our customers to reduce their demand for these products in order to minimize their inventory risk. Furthermore, we cannot assure you that a successful brand will continue to be successful or maintain a high level of sales in the future, as new entertainment properties and competitive products are continually being introduced to the market. In the event that we are not able to acquire, maintain, renew or extend successful entertainment licenses on advantageous terms, our revenues and profits may be harmed.

Our use of third-party manufacturers to produce our products, as well as certain other products, presents risks to our business.

All of our products are manufactured by third-party manufacturers, the majority of which are located in China. Should changes be necessary, our external sources of manufacturing can be shifted, over a significant period of time, to alternative sources of supply. If we were prevented or delayed in obtaining products or components for a material portion of our product line due to political, civil, labor or other factors beyond our control, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. This delay could significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured.

Given that our toy manufacturing is conducted by third-party manufacturers, the majority of whom are located in China, health conditions and other factors affecting social and economic activity in China and affecting the movement of people and products into and from China to our major markets, including North America and Europe, as well as increases in the costs of labor and other costs of doing business in China, could have a significant negative impact on our operations, revenues and earnings.

Factors that could negatively affect our business include a potential significant revaluation of the Chinese Yuan, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of Asia and through the ports in North America and Europe, whether due to port congestion, labor disputes, slow-downs, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns at west coast ports can negatively impact both the time and cost of transporting goods into the United States. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business.

Further, as described above, the imposition of tariffs, border adjustment taxes, trade sanctions or other regulations or economic penalties by the United States or the European Union against products imported by us from China or other foreign countries, or the loss of “normal trade relations” status with China or other foreign countries in which we operate, could significantly increase our cost of products imported into the United States or Europe, shift more orders to domestic sales, put additional shipping and warehousing burdens on us, delay the time of our sales to retailers, result in some lost sales, and otherwise harm our business. Additionally, the suspension of the operations of a third-party manufacturer by government inspectors in China or another market in which we source products could result in delays to us in obtaining product and may harm sales.

We have been working over the last several years to reduce our reliance on manufacturing in China, such as by moving production of certain products to facilities in other countries like India, Vietnam and Mexico, as well as by increasing production of our products in other markets, including in the United States. We plan to continue those efforts in future years, but cannot guarantee we will be as successful in these efforts as we plan. Furthermore, many of these newer production facilities, such as in India and Vietnam, raise other risks in that we are working with vendors who have not been manufacturing products like ours for as long as historical vendors in China. That means these new vendors must successfully develop the capability to manufacture our products to the quality and safety standards we require and within the tight timeframe required by our customers.

We require our third-party manufacturers to comply with our Global Business Ethics Principles, which are designed to prevent products manufactured for us from being produced under inhumane or exploitive conditions. Our Global Business Ethics Principles address a number of issues, including working hours and compensation, health and safety, and abuse and discrimination. In addition, we require that our products supplied by third-party manufacturers be produced in compliance with all applicable laws and regulations, including consumer and product safety laws in the markets where those products are sold. Hasbro has the right and exercises such right, both directly and through the use of outside monitors, to monitor compliance by our third-party manufacturers with our Global Business Ethics Principles and other manufacturing requirements. In addition, we do quality assurance testing on our products, including products manufactured for us by third parties. Notwithstanding these requirements and our monitoring and testing of compliance with them, there is always a risk that one or more of our third-party manufacturers will not comply with our requirements and that we will not immediately discover such non-compliance. Any failure of our third-party manufacturers to comply with labor, consumer, product safety or other applicable requirements in manufacturing products for us could result in damage to our reputation, harm sales of our products and potentially create liability for us.

If we are unable to successfully adapt to the evolution of gaming, our revenues and profitability may decline.

Recognizing the critical need for increased innovation and a change in the way we go to market with gaming products in order to remain successful in the gaming business in the future, we began implementing a strategy in 2011 to reinvent our gaming business. Our strategy to drive our gaming business in the future involved substantial changes in how we develop and market our gaming products to consumers and how we position them at retail, with a focus on understanding consumer insights, rapidly identifying and understanding social media trends, understanding popular gaming mechanics and in delivering industry leading innovation in gaming, a change in our allocation of focus across gaming brands, greater penetration of our brands into digital gaming and the successful combination of analog and digital gaming. Our strategy involves making fundamental changes in how we design and develop our gaming products. We recognize the need to provide immersive game play that is easy for consumers to learn and play in shorter periods of time, as well as offer innovative face to face, off the board and digital gaming opportunities. People are gaming in greater numbers than ever before, but the nature of gaming has and continues to evolve quickly. To be successful, our gaming offerings must evolve to anticipate and meet these changes in consumer gaming. Our failure to successfully implement our strategy and to keep up with the evolution of gaming could substantially harm our business, resulting in lost revenues and lost profits.

Our success is critically dependent on the efforts and dedication of our officers and other employees.

Our officers and employees are at the heart of all of our efforts. It is their skill, innovation and hard work that drive our success. We compete with many other potential employers in recruiting, hiring and retaining our senior management team and our many other skilled officers and employees around the world. We cannot guarantee that we will be able to recruit, hire or retain the senior management, officers and employees we need to succeed. Additionally, we have experienced significant changes in our workforce from our restructuring efforts and the recruitment and hiring of new skill sets required for our changing global business. We have added hundreds of employees in our global markets, including in licensing and in entertainment and storytelling capabilities, while reducing our workforce in other areas over the last several years. These changes in employee composition, both in terms of global distribution and in skill sets, have required changes in our business. Our loss of key management or other employees, or our inability to hire talented people with the skill sets we need for our changing business, could significantly harm our business.

To remain competitive we must continuously develop new skills and work to increase efficiency and reduce costs, but we cannot guarantee we will be successful in this regard.

Our business is extremely competitive, the pace of change in our industry is getting faster and our competitors are always working to be more efficient and profitable. To compete, we must continuously improve our processes, increase efficiency and work to reduce our expenses. We intend to achieve this partly by focusing on fewer, more global brand initiatives and through process improvements, including in global product development. However, we cannot guarantee we will achieve our cost savings and efficiency enhancing goals and we may realize fewer benefits than are expected from these initiatives.

In 2018, in response to the continuing evolution of the global consumer landscape, shopping behaviors and the retail environment, we took certain actions as part of our ongoing efforts to transform and reimagine our business, to strengthen our connections with audiences and consumers, and enhance our ability to continue bringing meaningful brand experiences to life. These actions included a commercial reorganization as well as adding new capabilities based on our understanding of changing consumer behaviors and how our retailers are going to market, while also changing many of the ways we organize across our brand blueprint. The actions also included headcount reductions aimed at right-sizing our cost-structure. We cannot guarantee that our restructuring actions will deliver the cost-reductions we estimate or that our ongoing efforts to evolve our business will be as successful as we plan.

Our business is critically dependent on our intellectual property rights and we may not be able to protect such rights successfully.

Our intellectual property, including our trademarks and tradenames, copyrights, patents, and rights under our license agreements and other agreements that establish our intellectual property rights and maintain the confidentiality of our intellectual property, is of critical value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands in the United States and around the world. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property in the United States and around the world. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Similarly, third parties may claim ownership over certain aspects of our products or other intellectual property. Our failure to successfully protect our intellectual property rights could significantly harm our business and competitive position.

We have a material amount of acquired product rights which, if impaired, would result in a reduction of our net earnings.

Much of our intellectual property has been internally developed and has no carrying value on our consolidated balance sheets. Declines in the profitability of the acquired brands or licensed products or our decision to reduce our focus or exit these brands may impact our ability to recover the carrying value of the related assets and could result in an impairment charge. Reduction in our net earnings caused by impairment charges could harm our financial results.

We have relied on external financing, including our credit facility, to help fund our operations. If we were unable to obtain or service such financing, or if the restrictions imposed by such financing were too burdensome, our business would be harmed.

Due to the seasonal nature of our business, in order to meet our working capital needs, particularly those in the third and fourth quarters, we may rely on our commercial paper program, revolving credit facility and our other credit facilities for working capital. We currently have a commercial paper program which, subject to market conditions, and availability under our committed revolving credit facility, allows us to issue up to $1,000 million in aggregate amount of commercial paper outstanding from time to time as a source of working capital funding and liquidity. We cannot guarantee that we will be able to issue commercial paper on favorable terms, or at all, at any given point in time.

We also have a revolving credit agreement which provides for a $1,500.0 million committed revolving credit facility, comprised of $1,100.0 million commitments as of the date of this prospectus supplement and $400.0 million of commitments that may become effective upon consummation of the acquisition of eOne. This facility is a further source of working capital funding and liquidity and supports borrowings under our commercial paper program. The credit agreement contains certain restrictive covenants setting forth leverage and coverage requirements, and certain other limitations typical of an investment grade facility. These restrictive covenants may limit our future actions as well as our financial, operating and strategic flexibility. Non-compliance with our debt covenants could result in us being unable to utilize borrowings under our revolving credit facility and other bank lines, a circumstance which potentially could occur when operating shortfalls would require supplementary borrowings to enable us to continue to fund our operations.

Not only may our individual financial performance impact our ability to access sources of external financing, but significant disruptions to credit markets in general may also harm our ability to obtain financing. In times of severe economic downturn and/or distress in the credit markets, it is possible that one or more sources of external financing may be unable or unwilling to provide funding to us. In such a situation, it may be that we would be unable to access funding under our existing credit facilities, and it might not be possible to find alternative sources of funding.

We also may choose to finance our capital needs, from time to time, through the issuance of debt securities, and expect to issue debt securities in connection with our financing of the Proposed Acquisition. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, any ratings issued by major credit rating agencies, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. The condition of the credit markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Variations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could damage our ability to support our future operations or capital needs or engage in other business activities.

If we are unable to generate sufficient available cash flow to service our outstanding debt we would need to refinance our outstanding debt or face default. We cannot guarantee that we would be able to refinance debt on favorable terms, or at all.

As a manufacturer of consumer products and a large multinational corporation, we are subject to various government regulations and may be subject to additional regulations in the future, violation of which could subject us to sanctions or otherwise harm our business. In addition, we could be the subject of future product liability suits or product recalls, which could harm our business.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act, as well as under product safety and consumer protection statutes in our international markets. In addition, certain of our products are subject to regulation by the Food and Drug Administration or similar international authorities. In addition, advertising to children is subject to regulation by the Federal Trade Commission, the Federal Communications Commission and a host of other agencies globally, and the collection of information from children under the age of 13 is subject to the provisions of the Children’s Online Privacy Protection Act and other privacy laws around the world. The collection or personally identifiable information from anyone, including adults, is under increasing regulation in many markets, and in May 2018, the General Data Protection Regulation became effective in the European Union. While we take all the steps we believe are necessary to comply with these acts and regulations, we cannot assure you that we will be in compliance and failure to comply with these requirements could result in fines, liabilities or sanctions which could have a significant negative impact on our business, financial condition and results of operations. We may also be subject to involuntary product recalls or may voluntarily conduct a product recall. While costs associated with product recalls have generally not been material to our business, the costs associated with future product recalls individually or in the aggregate in any given fiscal year could be significant. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our products and have a negative impact on our future revenues and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expense in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could harm our business.

As a large, multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust, customs and tax requirements, anti-boycott regulations, environmental regulations and the Foreign Corrupt Practices Act. Complying with these regulations imposes costs on us which can reduce our profitability and our failure to successfully comply with any such legal requirements could subject us to monetary liabilities and other sanctions that could further harm our business and financial condition.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments have been a component of our growth and the development of our business, and that is likely to continue in the future. Acquisitions can broaden and diversify our brand holdings and product offerings, and allow us to build additional capabilities and competencies around our brand blueprint. In reviewing potential acquisitions or investments, we target brands, assets or companies that we believe offer attractive family entertainment products or offerings, the ability for us to leverage our family entertainment offerings, opportunities to drive our strategic brand blueprint and associated competencies, or other synergies. In June 2018, we acquired the POWER RANGERS brand from Saban Properties as we believe this brand has the potential to be developed successfully around our brand blueprint. However, we cannot guarantee that we will be able to develop POWER RANGERS as successfully as we believe we can. In the case of our joint venture with Discovery, we looked to partner with a company that has shown the ability to establish and operate compelling entertainment channels. We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to more effectively market our products, develop our competencies or to grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies would continue to work for us after the acquisition or that they would develop popular and profitable products, entertainment or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business. For additional risks relating to the Proposed Acquisition, see “—Risks Related to Our Business Following the Consummation of the Proposed Acquisition.”

Failure to successfully operate our information systems and implement new technology effectively could disrupt our business or reduce our sales or profitability.

We rely extensively on various information technology systems and software applications to manage many aspects of our business, including product development, management of our supply chain, sale and delivery of our products, financial reporting and various other processes and transactions. We are critically dependent on the integrity, security and consistent operations of these systems and related back-up systems. These systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, malware and other security breaches, catastrophic events such as hurricanes, fires, floods, earthquakes, tornadoes, acts of war or terrorism and usage errors by our employees or partners. The efficient operation and successful growth of our business depends on these information systems, including our ability to operate them effectively and to select and implement appropriate upgrades or new technologies and systems and adequate disaster recovery systems successfully. The failure of our information systems to perform as designed or our failure to implement and operate them effectively could disrupt our business, require significant capital investments to remediate a problem or subject us to liability.

If our electronic data is compromised our business could be significantly harmed.

We and our business partners maintain significant amounts of data electronically in locations around the world. This data relates to all aspects of our business, including current and future products and entertainment under development, and also contains certain customer, consumer, supplier, partner and employee data. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyber-attacks or tampering that could compromise the integrity and privacy of this data. In addition, we provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data, and where applicable, that they will take steps to assure the protections of such data by third parties, nonetheless those partners may also be subject to data intrusion or otherwise compromise the protection of such data. Any compromise of the confidential data of our customers, consumers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, consumers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

From time to time, we are involved in litigation, arbitration or regulatory matters where the outcome is uncertain and which could entail significant expense.

As a large multinational corporation, we are subject, from time to time, to regulatory investigations, litigation and arbitration disputes, including potential liability from personal injury or property damage claims by the users of products that have been or may be developed by us as well as claims by third parties that our products infringe upon or misuse such third parties’ property or rights. Because the outcome of litigation, arbitration and regulatory investigations is inherently difficult to predict, it is possible that the outcome of any of these matters could entail significant cost for us and harm our business. The fact that we operate in a significant number of international markets also increases the risk that we may face legal and regulatory exposures as we attempt to comply with a large number of varying legal and regulatory requirements. Any successful claim against us could significantly harm our business, financial condition and results of operations.

Changes in, or differing interpretations of, income tax laws and rules, and changes in our geographic operating results, may impact our effective tax rate.

We are subject to income taxes in the United States and in various international tax jurisdictions. We also conduct business activities between our operating units in various jurisdictions and we are subject to transfer pricing rules in the countries in which we operate. There is some degree of uncertainty and subjectivity in complying with transfer pricing rules. Our effective tax rate could be impacted by changes in, or the interpretation of, tax laws or by changes in the amount of revenue and earnings we derive, or are determined to derive by tax authorities, from jurisdictions with differing tax rates.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code. We have complied with the Tax Act and all regulations that have been promulgated. Our effective tax rate could be impacted by changes in, or the continuing interpretation of the Tax Act.

In addition, we may be subject to tax examinations by federal, state, and international jurisdictions, and these examinations can result in significant tax findings if the tax authorities interpret the application of laws and rules differently than we do or disagree with the intercompany rates we are applying. We assess the likelihood of outcomes resulting from tax uncertainties. While we believe our estimates are reasonable, the ultimate outcome of these uncertain tax benefits, or results of possible current or future tax examinations, may differ from our estimates and may have a significant adverse impact on our business and operating results.

We have a material amount of goodwill which, if it becomes impaired, would result in a reduction in our net earnings.

Goodwill is the amount by which the cost of an acquisition exceeds the fair value of the net assets we acquire. Goodwill is not amortized and is required to be evaluated for impairment at least annually. Declines in our profitability may impact the fair value of our reporting units, which could result in a write-down of our goodwill and consequently harm our results of operations. For example, during the fourth quarter of 2018, the Company took a number of actions to react to a rapidly changing mobile gaming industry that resulted changes to the long-term projections for the Backflip business which led the Company to conclude the goodwill associated with the Backflip reporting unit was impaired which led to an impairment charge for the year ended December 30, 2018.

Risks Related to Our Business Following the Consummation of the Proposed Acquisition

We may not realize the anticipated financial benefits of the Proposed Acquisition.

While we expect the Proposed Acquisition to result in significant synergies and to be accretive to earnings per share (on an adjusted earnings basis that is not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”)), this expectation is based on estimates and assumptions about, among other things, our and eOne’s business, the amount of revenues and savings that can be generated from moving a significant portion of eOne’s family brand licensing business in-house, our ability to enhance the profitability of eOne’s licensing and merchandising activities, the ability of the combined company to employ its enhanced capabilities in television, film and music to grow the overall business and successfully develop and drive branded entertainment, including entertainment based on our brands, and the ability of the combined company to successfully ideate and develop future intellectual property and brand extensions. These estimates and assumptions may be inaccurate and may change materially over time, reducing or eliminating the anticipated financial benefits of the Proposed Acquisition. Further, this expectation is also based on the assumption that we are able to successfully integrate eOne’s business and operations with our business and operations (see “—We may be unable to successfully integrate our and eOne’s businesses in order to realize the anticipated benefits of the Proposed Acquisition within the intended timeframe or at all, and our acquisition of eOne will expose us to risks related to eOne’s business.”) and that we are able to effectively manage our expanded operations following the Proposed Acquisition (see “—Our results after the consummation of the Proposed Acquisition may suffer if we do not effectively manage our expanded operations.”).

We may be unable to successfully integrate our and eOne’s businesses in order to realize the anticipated benefits of the Proposed Acquisition within the intended timeframe or at all, and our acquisition of eOne will expose us to risks related to eOne’s business.

If we are unable to successfully integrate eOne’s business and operations with our business and operations, we may be unable to realize the anticipated benefits of the Proposed Acquisition in the timeframe that we expect or at all. Any integration issues we face could also have an adverse effect on the combined company for an undetermined period after completion of the Proposed Acquisition, including by adversely affecting our relationships with customers, consumers, suppliers, employees or other constituencies, any of which could adversely affect our business and financial results.

Difficulties we may encounter as part of the integration process or otherwise after the consummation of the Proposed Acquisition include the following:

•	the ability to successfully apply capabilities and expertise in certain areas of the business to other areas of the combined business;

•	integration of management teams into a cohesive combined company;

•	differences in business backgrounds and models, corporate cultures and management philosophies;

•	the ability to continue to attract and retain key management and personnel;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•

the challenge of integrating complex systems, technology, networks and other assets of eOne into those of ours in a manner that minimizes any adverse impact on customers, consumers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen expenses or delays associated with the Proposed Acquisition, including costs to integrate eOne; and

•	the disruption of, or the loss of momentum in, our ongoing businesses, including the diversion of management’s attention away from ongoing business and towards integration matters.

In addition, we will also assume risks unique to the nature of eOne’s business. These include, among others:

•	Challenges associated with creating entertainment content that appeals to evolving consumer preferences and effectively managing the existing content library.

○	eOne is required to continuously adapt to evolving changes in technology, such as the growth of digital content platforms, which have changed consumer preferences by creating a market in which consumers can watch their favorite shows on demand. In addition, the success of eOne’s content depends on the audience acceptance of shows, which is not only inherently unpredictable but also affected by critical reviews, promotions, the availability of alternative forms of entertainment, box office performance and television ratings.

•	Risks related to our reliance on finance sources, content producers and distribution channels.

○

While eOne has not historically had difficulties in obtaining production financing, in the event that production financing becomes unavailable, either on reasonable commercial terms or at all, eOne may not have sufficient alternative funding sources available to finance a production. In addition, eOne obtains distribution rights for films from third-party content producers and produces television programs that it sells through a number of distribution channels, any of which may decide to use their own internal distribution or content production capabilities rather than contacting with eOne.

•	Competition from major film studios and television production companies as well as other independent distributors and content creators.

○

Some of eOne’s competitors, including 20th Century Fox, Universal and Warner Bros., have substantially greater marketing and financial resources than eOne, and may be able to compete aggressively on pricing and benefit from more varied sources of earnings that may allow them to better offset fluctuations in the financial performance of their film and television operations. Such competitors may also have an advantage in acquiring other businesses or assets that eOne might be interested in acquiring. Such competition may cause eOne to lose market share, achieve lower prices for productions or pay more for third-party content.

•	Risks associated with content piracy, including digital and internet piracy.

○

Consumers of eOne’s content may choose to stream, download or purchase physical and digital pirated versions of eOne’s content rather than watch or listen to the content via legitimate channels. Significant growth of these consumer practices may harm eOne’s business and financial results.

•	Challenges related to rapid technological development in the entertainment industry, including the transition from physical home entertainment to digital media channels.

○

The physical home entertainment market has faced an accelerated decline since 2011 that is expected to continue. eOne’s ability to replace rapidly declining revenue from physical home entertainment distribution may, in part, depend on eOne’s ability to develop and maintain strong relationships with key digital content providers.

Our results after the consummation of the Proposed Acquisition may suffer if we do not effectively manage our expanded operations.

Following the consummation of the Proposed Acquisition, the size and complexity of our business will increase beyond the current size of our or eOne’s existing business. Our future success depends, in part, upon our ability to successfully manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of a significantly larger brand portfolio and complex organization across many global jurisdictions, additional revenue growth and expanded franchise economics expected as a result of the Proposed Acquisition. We cannot assure you that we will be successful after completion of the acquisition or that we will realize the expected benefits currently anticipated from the Proposed Acquisition.

We expect to incur significant indebtedness in connection with the Proposed Acquisition. As a result it may be more difficult for us to pay or refinance our debt or take other actions, and we may need to divert cash to fund debt service payments.

We expect to incur significant indebtedness to finance the Transactions. The increase in our debt service obligations resulting from additional indebtedness could have a material adverse effect on the results of operations, financial condition and prospects of the combined company.

In particular, our increased indebtedness could:

•

make it more difficult and/or costly for us to pay or refinance our debts as they become due, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service payments;

•

require a substantial portion of our available cash to be used for debt service payments, thereby reducing the availability of our cash to fund working capital, capital expenditures, development projects, acquisitions or other strategic opportunities, dividend payments, share repurchases and other general corporate purposes, which could harm our prospects for growth and the market price of the notes and other debt securities, among other things;

•

result in downgrades in the credit ratings on our indebtedness, which could limit our ability to borrow additional funds on favorable terms or at all (including in order to refinance the Bridge Facility (if drawn) and/or our other debt), increase the interest rates under our credit facilities (including the Hasbro Term Loan Facility) and under any new indebtedness we may incur, and reduce the trading prices of our outstanding debt securities and common stock;

•	make it more difficult for us to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;

•	result in higher interest expense, which could be further increased in case of current or future borrowings subject to variable rates of interest;

•

require that materially adverse terms, conditions or covenants be placed on us under our debt instruments, which could include, for example, limitations on additional borrowings or limitations on our ability to create liens, pay dividends, repurchase our common stock or make investments, any of which could hinder our access to capital markets or our flexibility in the conduct of our business and make us more vulnerable to economic downturns and adverse competitive industry conditions; and

•	jeopardize our ability to pay our indebtedness if we were to experience a severe downturn in our business.

If this offering is not completed or, if completed, generates less aggregate net proceeds than anticipated, we may incur borrowings under the Bridge Facility, which may cause us to incur significantly higher borrowing costs than the contemplated long-term financing, which could harm our financial condition, results of operations and cash flows. Any borrowings under the Bridge Facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under the Bridge Facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under the Bridge Facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under the Bridge Facility before the interest rate increases take effect.

The consummation of the Proposed Acquisition may expose us to unknown liabilities.

Because we have agreed to acquire all of the outstanding equity interests of eOne, we will be assuming responsibility for all of its liabilities. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. As a distributor and producer of media content, eOne faces potential liability for causes of action such as defamation, invasion of privacy or other claims based on the nature and content of the materials distributed. We may also learn additional information regarding eOne that adversely affects us, such as issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws. In addition, eOne may have less cash on hand at closing than we expect.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Proposed Acquisition will be accounted for as an acquisition by Hasbro in accordance with U.S. GAAP. Under the acquisition method of accounting, goodwill as of the acquisition date will be measured as the excess amount of consideration transferred, which is generally measured at a fair value, net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed, which are also measured at their fair value. Goodwill must be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Declines in operating results, divestitures, markets and other factors that may impact the fair value of a reporting unit could result in an impairment of goodwill or intangible assets, and, in turn, a charge to net income. Such a charge would have a negative impact on our results of operations and financial condition.

The actual results of operations and financial position of Hasbro after the Proposed Acquisition may differ materially from that contemplated by the unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial information included or incorporated by reference in this prospectus supplement is presented for illustrative purposes only. It is based on numerous assumptions and estimates and does not purport to reflect what the combined company’s financial position or results of operations would have been had the Proposed Acquisition been completed as of the dates assumed, nor does it reflect the combined company’s financial position or results of operations following the Proposed Acquisition, if consummated. Furthermore, while our financial statements have been prepared in accordance with U.S. GAAP, eOne’s financial statements have been prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”). We have provided adjustments to these reported results under U.S. GAAP; however, there may be additional differences in the accounting standards that were not captured and which may have altered the results. In addition to the assumptions set forth therein, the unaudited pro forma condensed combined financial information reflects the assumptions of our management at the time that such information was initially prepared, and therefore does not necessarily reflect the actual amount of net proceeds we will receive from this offering.

Any changes to these assumptions would affect the unaudited pro forma condensed combined financial information such that the combined company’s financial position or results of operations could differ materially from that contemplated by the unaudited pro forma condensed combined financial information following the consummation of the Proposed Acquisition.

Risks Relating to the Consummation of the Proposed Acquisition

The Proposed Acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Proposed Acquisition in a timely manner or at all could have a material adverse effect on our business.

The completion of the Proposed Acquisition is subject to a number of conditions (see “Summary—Proposed Acquisition of eOne and Strategic Rationale—Arrangement Agreement”). In particular, to consummate the Proposed Acquisition, we and eOne will need to obtain certain required regulatory approvals, including approval under the Investment Canada Act and clearance under the merger control laws of Canada, Germany, the U.K. and the United States. As of the date of this prospectus supplement, the statutory waiting period under the Hart-Scott-Rodino Act, as amended, in the United States was terminated early and we have received antitrust approval in Canada and Germany. Further, we have submitted filings as part of the approval process under the Investment Canada Act as well as to obtain antitrust approvals in the U.K. We cannot guarantee that we will be able to receive the remaining required approvals.

Such approvals and consents, if and when received, may be conditioned upon actions that we or eOne are not otherwise obligated to take under the Arrangement Agreement, which could result in the termination of the Arrangement Agreement by us or eOne. The Arrangement Agreement also contains other termination rights for each of Hasbro and eOne under certain circumstances, including if the consummation of the Proposed Acquisition does not occur on or before December 31, 2019, subject to extension to March 30, 2020 if one or more regulatory approvals remains outstanding. As such, a substantial delay in obtaining the required authorizations, approvals or consents (or the imposition of unfavorable terms, conditions or restrictions contained therein) could prevent the completion of the Proposed Acquisition or have an adverse effect on our ability to achieve the anticipated benefits of the Proposed Acquisition.

The parties to the Arrangement Agreement may agree to modify or waive the terms or conditions of the Arrangement Agreement without the consent of the holders of the notes.

Prior to the consummation of the Acquisition, the parties to the Arrangement Agreement may agree to amendments or waivers of the terms thereof without the consent of the holders of the notes, including in a manner that is adverse to the interests of holders of notes.

We and eOne will be subject to business uncertainties while the Proposed Acquisition is pending that could adversely affect our and its businesses.

Whether or not the Proposed Acquisition is completed, the announcement and pendency of the Proposed Acquisition could disrupt our and eOne’s businesses. For example, our and eOne’s current and prospective employees may experience uncertainty about their roles within our company following the consummation of the Proposed Acquisition, which may have an adverse effect on the ability of each of us to attract or retain key management and other key personnel. Parties with which Hasbro or eOne does business may also experience uncertainty associated with the Proposed Acquisition, including with respect to current or future business relationships with the combined company. The risk, and adverse effects, of such disruptions could increase as the Proposed Acquisition stays pending for longer periods of time.

We may be adversely affected by changes in foreign currency exchange rates.

The Consideration for the Proposed Acquisition is denominated in pounds sterling, and the U.S. dollar equivalent of the Consideration could differ materially from the amount listed under “Use of Proceeds” and elsewhere in this prospectus supplement based on changes in foreign currency exchange rates. The value of the United States dollar against other currencies is affected by factors not within our control, including, among other things, changes in political and economic conditions and perceived changes in the economy of the United States relative to those of other countries. We cannot assure you that the Hedging Arrangements will perfectly mitigate the risk that fluctuations in foreign currency exchange rates may render the Transactions either prohibitively costly or reduce the anticipated benefits of the Proposed Acquisition.

Risks Related to the Notes

The notes are effectively subordinated to any future secured debt we incur, as well as any existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment with other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Unless the notes are equally and ratably secured in accordance with the indenture, any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries held by creditors of those subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of September 29, 2019, after giving pro forma effect to the Transactions, we would have had approximately $5,057 million in principal amount of indebtedness (excluding subsidiary short-term borrowings, accounts payable and current and noncurrent accrued liabilities) outstanding on a consolidated basis, all of which would have been senior unsecured indebtedness, as well as approximately $187 million of subsidiary indebtedness that would be structurally senior to the notes.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn. See also “Risks Related to our Business Following the Consummation of the Proposed Acquisition—We expect to incur significant indebtedness in connection with the Proposed Acquisition. As a result it may be more difficult for us to pay or refinance our debt or take other actions, and we may need to divert cash to fund debt service payments.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Repurchase Event” as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Repurchase Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment with the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore effectively rank senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, the notes or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. No report of any credit agency is part of, or incorporated by reference in, this prospectus supplement.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While certain of the underwriters of the notes have advised us that they intend to make a market in the notes, such underwriters will not be obligated to do so and may stop their market-making at any time. We cannot assure you:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Notes”), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes— Repurchase Upon Change of Control Repurchase Event.”

Under certain conditions, we will be required to redeem the notes. If we are required to redeem the notes, you may not obtain your expected return on the notes.

Although this offering is not conditioned on the consummation of the Proposed Acquisition, if (i) we do not consummate the Proposed Acquisition on or prior to March 30, 2020 (the “Special Mandatory Redemption

Outside Date”), (ii) we notify the trustee under the indenture in writing that the Arrangement Agreement is terminated or (iii) we determine in our reasonable judgment that the Proposed Acquisition will not be consummated (in which case we will notify the trustee in writing thereof), the notes will be subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the notes to, but not including, the Special Mandatory Redemption Date (as defined in “Description of the Notes—Special Mandatory Redemption”).

We will not be required to deposit the proceeds from the issuance of the notes into an escrow account pending completion of the Proposed Acquisition, nor will we be required to grant any security interest in or other lien on those proceeds to secure any mandatory redemption of the notes. Our ability to pay the redemption price to holders of the notes in connection with any mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the notes. Even if your notes are redeemed, you may not obtain your total expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition between the closing of this offering and the closing of the Proposed Acquisition will have no effect on your rights as a purchaser of the notes.

USE OF PROCEEDS

We expect the net proceeds from the sale of notes in this offering to be approximately $         billion after deducting estimated underwriting discounts but not estimated offering expenses payable by us.

We intend to use the net proceeds of this offering, together with cash on hand and the net proceeds of certain Hedging Arrangements, the net proceeds from the Common Stock Offering, borrowings under the Hasbro Term Loan Facility and any other Other Unsecured Debt to finance, in part, the Proposed Acquisition of eOne, and to pay related costs and expenses.

The closing of this offering is not conditioned on the completion of the Proposed Acquisition. If, however, (i) we do not consummate the Proposed Acquisition on or prior to March 30, 2020, (ii) we notify the trustee in writing that the Arrangement Agreement is terminated or (iii) we determine in our reasonable judgment that the Proposed Acquisition will not be consummated (in which case we will notify the trustee in writing thereof), the notes will be redeemed in the manner set forth under “Description of the Notes—Special Mandatory Redemption” at a price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date (as defined in “Description of the Notes—Special Mandatory Redemption”).

Pending application of the net proceeds of this offering as described herein, we expect to invest such net proceeds in high-quality, short-term debt securities.

The actual net proceeds from the financing transactions and the related costs and expenses will likely vary from the estimates reflected in the following table, in particular due to fluctuations in exchange rates, and the U.S. dollar equivalent could materially differ from the estimates outlined below.

Sources of Funds		Uses of Funds(1)
(in $ billions)
Gross proceeds from Common Stock Offering	$1.006	Consideration	$3.781
Hasbro Term Loan Facility	1.000	Principal amount of eOne Notes repaid	0.540
Other Unsecured Debt	2.375	Repayment of other borrowings	0.190
Cash on hand, including proceeds from Hedging Arrangements	0.290	Transaction costs and expenses(2)	0.160

Total sources of funds	$4.671	Total uses of funds	$4.671

(1)

The consideration is denominated in pounds sterling, and is estimated using an exchange rate of £1.0000 to $1.2984, which represents the spot rate on October 18, 2019. The principal amount of eOne Notes and certain borrowings of eOne are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.2697, which represents the spot rate on June 30, 2019; this rate was chosen in order to present the U.S. dollar value of this indebtedness consistently with the presentation in the unaudited pro forma condensed combined financial information that is included or incorporated by reference into this prospectus supplement. Lastly, certain transaction costs and expenses are also denominated in pounds sterling, and are estimated using an exchange rate of £1.0000 to $1.28049, which represents the average exchange rate for the three months ended June 30, 2019; this rate was chosen in order to present the U.S. dollar value of such costs consistently with the presentation in the unaudited pro forma condensed combined financial information that is included or incorporated by reference into this prospectus supplement.

(2)

Includes indicative costs associated with the redemption of eOne Notes as well as discounts and financing fees. In connection with the consummation of the Proposed Acquisition, we may elect to redeem the eOne Notes pursuant to the various available redemption features thereof. The foregoing does not constitute a notice of redemption under the indenture governing the eOne Notes, and is not an indication of any determination as to whether any such redemption will occur.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization (including short-term debt) as of September 29, 2019 (a) on an actual basis and (b) on an as adjusted basis to give effect to this offering, the anticipated borrowings under the Hasbro Term Loan Facility, the Common Stock Offering, the incurrence of any other Other Unsecured Debt and, in each case, the anticipated application of the proceeds therefrom and the use of cash on hand in connection with the consummation of the Transactions. The following data do not, however, reflect the Over-Allotment Exercise, because they are based on the unaudited pro forma condensed combined financial information that is included and incorporated by reference into this prospectus supplement, which we prepared prior to, and therefore without giving effect to, the Over-Allotment Exercise. We expect that the Over-Allotment Exercise would, among other things, increase cash and cash equivalents by approximately $31 million and decrease Other Unsecured Debt by approximately $100 million, in each case on an as adjusted basis.

The following data are qualified in their entirety by Hasbro’s and eOne’s financial statements incorporated by reference or included herein. You should read this table in conjunction with “Summary—Proposed Acquisition of eOne and Strategic Rationale,” “Risk Factors” and “Use of Proceeds.”

	At September 29, 2019
	(in $ thousands) (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$1,060,432	$989,921
Short-term borrowings	7,903	7,903
Revolving credit facility(1)	—	—
6.35% Notes due 2040	500,000	500,000
3.50% Notes due 2027	500,000	500,000
5.10% Notes due 2044	300,000	300,000
3.15% Notes due 2021	300,000	300,000
6.60% Debentures due 2028	109,895	109,895
Hasbro Term Loan Facility, $400 maturing September 2022 and $600 maturing September 2025	—	1,000,000
Other Unsecured Debt (including the notes offered hereby)	—	2,475,000
eOne production financing	—	187,297
Other	(13,691)	(36,323)

Total debt	1,704,107	5,343,772
Total shareholders’ equity	1,840,907	2,659,757

Total capitalization	$3,545,014	$8,003,529

(1)

During the third quarter of 2019, the Company entered into a second amended and restated revolving credit agreement with Bank of America, N.A. and certain other financial institutions, as lenders thereto, which provides the Company with commitments having a maximum aggregate principal amount of $1,500,000. The revolving credit facility matures on November 26, 2023 (subject to extension in certain circumstances).

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all of the provisions of the indenture, including definitions of certain terms used in the indenture. We urge you to read the indenture and the notes because they define your rights as a holder of the notes. References to “we,” “us” and “our” in this section are only to Hasbro, Inc., the issuer of the notes, and not to its subsidiaries.

General

We will issue $        initial aggregate principal amount of    % notes due 20    (the “20    notes”), $        initial aggregate principal amount of    % notes due 20    (the “20    notes”), $        initial aggregate principal amount of    % notes due 20    (the “20        notes”) and $        initial aggregate principal amount of    % notes due 20        (the “20        notes” and, together with the 20        notes, the 20        notes and the 20        notes, the “notes”). The interest rate payable on each series of the notes will be subject to adjustment from time to time if either Moody’s or S&P (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes as described in “—Interest Rate Adjustment.” The notes will be issued under an indenture dated as of March 15, 2000, between us and The Bank of New York Mellon Trust Company, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York (the “base trustee”), as supplemented and amended by a sixth supplemental indenture by and among us, the Base Trustee and U.S. Bank National Association, as series trustee (the “trustee”). In this section, unless otherwise stated or the context otherwise requires, references to the “indenture” refer to the indenture, as supplemented by the sixth supplemental indenture.

The notes will be our senior unsecured obligations and will rank equal in right of payment with our other senior unsecured debt from time to time outstanding and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including claims with respect to trade payables. We conduct many of our operations through our subsidiaries. Our right as an equity holder to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors, and our claims as a creditor may nonetheless be junior to the claims of these other creditors. See “Risk Factors—Risks Related to the Notes—The notes are effectively subordinated to any future secured debt we incur, as well as any existing and future liabilities of our subsidiaries.” As of September 29, 2019, after giving pro forma effect to the Transactions, we would have had approximately $5,057 million in principal amount of indebtedness (excluding subsidiary short-term borrowings, accounts payable and current and noncurrent accrued liabilities) outstanding on a consolidated basis, all of which would have been senior unsecured indebtedness, as well as approximately $187 million of subsidiary indebtedness that would be structurally senior to the notes.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with any series of notes offered hereby. Any such additional debt securities issued in this manner will form a single series of debt securities under the indenture with the applicable series of notes offered hereby, except that any additional notes will not be issued with the same CUSIP number as the existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes. No such additional debt securities may be issued if an “event of default” (as such term is described below) has occurred and is continuing with respect to the outstanding notes.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal Amount, Maturity and Interest

The 20        Notes

The 20        notes will initially be limited to $        in aggregate principal amount and will mature on                 , 20     . The 20        notes will bear interest at the rate of    % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the 20    notes semi-annually in arrears on            and            of each year, commencing on                 , 2020 to the holders of record at the close of business on the preceding            and            , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The 20        Notes

The 20        notes will initially be limited to $        in aggregate principal amount and will mature on                 , 20     . The 20        notes will bear interest at the rate of    % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the 20    notes semi-annually in arrears on            and            of each year, commencing on                , 2020 to the holders of record at the close of business on the preceding             and            , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The 20        Notes

The 20        notes will initially be limited to $        in aggregate principal amount and will mature on                 , 20     . The 20        notes will bear interest at the rate of    % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the 20        notes semi-annually in arrears on            and            of each year, commencing on                , 2020 to the holders of record at the close of business on the preceding             and            , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The 20        Notes

The 20        notes will initially be limited to $        in aggregate principal amount and will mature on                 , 20     . The 20        notes will bear interest at the rate of    % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the 20    notes semi-annually in arrears on            and            of each year, commencing on                 , 2020 to the holders of record at the close of business on the preceding            and            , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

General

If an interest payment date, the maturity date, any redemption date, or any earlier required repurchase date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

Interest Rate Adjustment

The interest rate payable on each series of notes will be subject to adjustment from time to time if either Moody’s or S&P (each as defined herein) or, if either of Moody’s or S&P ceases to rate the notes of the applicable series or fails to make a rating of the notes of such series publicly available, in each case for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be (a “substitute rating agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes of such series, in the manner described below.

If the rating assigned by Moody’s (or any substitute rating agency therefor) of the notes of the applicable series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of such series will increase from the interest rate payable on the applicable series of notes on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “S&P Rating Percentage”):

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
* Including the equivalent ratings of any substitute rating agency.

If the rating assigned by S&P (or any substitute rating agency therefor) of the notes of the applicable series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of such series will increase from the interest rate payable on the applicable series of notes on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “Moody’s Rating Percentage”):

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
* Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes of the applicable series has been increased and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently upgrades its rating of the notes of such series to any of the ratings set forth above, the interest rate on the notes of such series will be decreased such that the interest rate on the notes of such series equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any substitute rating agency therefor) subsequently upgrades its rating of the notes of such series to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the notes of such series will be decreased to the interest rate payable on the notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading rating agency). In addition, the interest rates on the notes of a series will permanently cease to be subject to any adjustment described in this “Interest Rate Adjustment” section (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes of such series become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes of such series are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of the applicable series be reduced to below the interest rate payable on the notes on the date of their initial issuance or (2) the total increase in the interest rate on the notes of the applicable series exceed 2.00% above the interest rate payable on the applicable series of notes on the date of their initial issuance.

No adjustments to the interest rate on the notes of the applicable series shall be made solely as a result of a rating agency ceasing to provide a rating of the notes of such series. If at any time Moody’s or S&P ceases to provide a rating of the notes of such series, we will use our commercially reasonable efforts to obtain a rating of the notes of such series from a substitute rating agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the notes of such series pursuant to the tables above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the notes of such series but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the applicable series of notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of the notes of the applicable series, any subsequent increase or decrease in the interest rate on the notes of such series necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a substitute rating agency therefor) provides a rating of the notes of the applicable series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the applicable series of notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes of the applicable series more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such rating agency’s action. If the interest rate payable on the notes of the applicable series is increased as described above, the term “interest,” as used with respect to the notes of such series, will be deemed to include any such additional interest unless the context otherwise requires.

We will advise the trustee and the holders of any occurrence of a rating change that requires an interest rate increase or decrease described above within five business days of such rating change.

Special Mandatory Redemption

We intend to use the net proceeds from the sale of notes in this offering to finance a portion of the Transactions. See “Use of Proceeds.”

If (i) we do not consummate the Proposed Acquisition on or prior to March 30, 2020 (the “Special Mandatory Redemption Outside Date”), (ii) we notify the trustee in writing that the Arrangement Agreement is terminated or (iii) we determine in our reasonable judgment that the Proposed Acquisition will not be consummated (in which case we will notify the trustee in writing thereof), the notes will be redeemed in the manner set forth below in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date (as defined below).

If (i) we have not consummated the Proposed Acquisition on or prior to the Special Mandatory Redemption Outside Date, we will promptly (but in no event later than five business days following the Special Mandatory Redemption Outside Date) notify the trustee in writing of such event, or (ii) we have notified the trustee in writing that the Arrangement Agreement is terminated (which we shall do no later than five business days following such termination) or that we have determined in our reasonable judgment that the Proposed Acquisition will not be consummated (which we shall do no later than five business days thereafter), the trustee shall, no later than five business days following receipt of such notice, deliver to the holders of the notes the notice of special mandatory redemption delivered to the trustee with such notice (such date of notification to the holders, the “Redemption Notice Date”), which notice will state that that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on or about the fifth business day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the holders, in accordance with the applicable provisions of the indenture. At or prior to

12:00 pm (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date, for the notes being redeemed. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Optional Redemption

Prior to the applicable Par Call Date, the notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below), plus            basis points (in the case of the 20        notes), plus            basis points (in the case of the 20        notes), plus            basis points (in the case of the 20        notes) or plus            basis points (in the case of the 20        notes),

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on and after the Par Call Date for each series of notes, such series of notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of such series of notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the series of notes to be redeemed (assuming such notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes to be redeemed (assuming such notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means (i)                , 20        for the 20        notes (the date that is            months prior to the maturity of the 20        notes), (ii)                , 20        for the 20        notes (the date that is            months prior to the maturity of the 20        notes) and (iii)                , 20        for the 20        notes (the date that is            months prior to the maturity of the 20        notes).

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) at least three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by lot or a method the trustee otherwise deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Calculation of the redemption price will be made by us or on our behalf by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the trustee.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), we will mail (or with respect to global notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and upon a written order from the Company, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a change of control offer as described above and we, or any third party making such an offer in lieu of us as described above, purchase all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described above, to redeem all notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event ) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Certain Covenants of the Company

This section shall replace and supersede in all respects the corresponding provisions described under the section entitled “Description of Debt Securities—Certain Terms of the Senior Debt Securities” in the accompanying prospectus with respect to the notes.

Certain Definitions

For purposes of the following discussion, the following definitions are applicable.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments (excluding certain amounts described in the indenture) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The present value will be discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by our Board of Directors.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets included on our consolidated balance sheet, less applicable reserves, after deducting therefrom:

•	all current liabilities of us and our Subsidiaries, which includes current maturities of long-term indebtedness, and

•	the total of the net book values of all assets of us and our Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,

in each case, as of the end of the last fiscal quarter for which internal financial information is available at the time of the calculation and after giving pro forma effect to any investments, acquisitions or dispositions occurring subsequent to such date, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

“Funded Debt” means all indebtedness which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with generally accepted accounting principles, on our balance sheet as long-term debt.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical asset of us or of any Subsidiary, whether owned at or acquired after the date of the indenture, having a net book value at the time of the determination in excess of the greater of 5% of Consolidated Net Tangible Assets and $150 million. This definition excludes, in each case, any of the above which in the good faith opinion of our Board of Directors is not of material importance to the total business conducted by us and our Subsidiaries as a whole. As of the date of this prospectus supplement none of our assets constitute Principal Property as defined above.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing or use by us or any Subsidiary of any Principal Property (other than any arrangement among us and our Subsidiaries), whether owned at the date of the indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by us or a Subsidiary to a person with an intention of taking back a lease of the property.

“Secured Debt” means indebtedness, other than indebtedness among us and our Subsidiaries, for money borrowed by us or a Subsidiary which is secured by a mortgage, security interest, pledge, lien or other encumbrance on:

•	any Principal Property, or

•	any shares of stock or evidences of indebtedness of a Subsidiary.

If any amount of indebtedness among us and our Subsidiaries that is secured by any of these assets is transferred in any manner to any person other than us or a Subsidiary, this amount shall be deemed to be Secured Debt issued on the date of transfer.

“Subsidiary” means any corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own a majority of the outstanding voting securities having voting power, under ordinary circumstances, to elect the directors of the corporation.

Restrictions on Secured Debt

If we or our Subsidiaries create, incur, assume or guarantee any Secured Debt, we must secure the notes equally and ratably with or, at our option, prior to, the incurrence, assumption or guarantee of that Secured Debt. The foregoing restrictions are not applicable to:

•	any security interest existing on the issue date of the notes;

•	any security interest securing the notes;

•

any security interest on current assets (as determined by reference to those assets classified as current on our most recently available consolidated balance sheet) securing indebtedness incurred to finance working capital requirements, provided, however, that the indebtedness secured by such security interest does not mature later than 270 days from the date incurred;

•

any security interest on any property, plant or equipment acquired by us or a Subsidiary (including through merger or consolidation) and created within 270 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;

•

any security interest on any property, plant or equipment improved or constructed by us or a Subsidiary and created within 270 days after the later of the commencement of operations of such property, plant or equipment or completion of such construction or any repairs, additions or other improvements thereon, to secure or provide for the payment of all or any part of the cost of such construction or repairs, additions or other improvements;

•	any security interest existing on property at the time of acquisition by us or a Subsidiary (including through merger or consolidation);

•	any security interest in respect of Sale and Leaseback Transactions permitted under the second bullet point under the covenant described in “Restrictions on Sale and Leaseback Transactions”;

•

any security interest existing on the property, shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

•

any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation to us or a Subsidiary, but not created in anticipation of any such transaction;

•	any security interest in favor of us or any of our Subsidiaries;

•

any security interest in favor of any U.S. or foreign government or governmental body to secure payments of any amounts owed under contract or statute or to secure indebtedness incurred for the purpose of financing the purchase price or cost of construction;

•	any security interest resulting from the deposit of funds in trust for the purpose of defeasance or satisfaction and discharge of debt securities of us or our Subsidiaries; or

•

any extensions, renewals or replacements of any of the security interests referred to above provided that the amount of Secured Debt to be secured in such extension, renewal or replacement shall not exceed the then sum of (i) the outstanding principal amount at the time of such extension, renewal or replacement and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such extension, renewal or replacement. The extension, renewal or replacement of such security interest shall be limited to the assets which secured the security interest so extended, renewed or replaced (including any improvements on such assets).

Notwithstanding the above restriction, we and any one or more Subsidiaries may create, incur, assume or guarantee Secured Debt without equally and ratably securing the notes to the extent that the sum of:

•	the amount of all Secured Debt then outstanding, other than Secured Debt referred to in the bullet points in the immediately preceding paragraph, plus

•

the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions permitted under either of the first two bullet points in the immediately succeeding paragraph, does not at the time exceed the greater of 15% of our Consolidated Net Tangible Assets and $460 million.

Restrictions on Sale and Leaseback Transactions

We or any Subsidiary may not enter into a Sale and Leaseback Transactions unless at the effective time of the Sale and Leaseback Transaction:

•

we or the Subsidiary would be entitled, without equally and ratably securing the notes, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to the covenant described in the “Restrictions on Secured Debt” section above (other than pursuant to the provisions of such covenant described in the seventh bullet point or last paragraph of such section);

•

we shall apply an amount equal to net proceeds from the Sale and Leaseback Transaction, within 180 days after the effective date of the Sale and Leaseback Transaction, (a) to the prepayment or retirement of senior debt securities or other indebtedness for borrowed money which was recorded as Funded Debt of us and our Subsidiaries as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the notes or (b) to the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to the Sale and Leaseback Transaction. The aggregate principal amount of the senior debt securities under the indenture or other senior indebtedness required to be so retired will be reduced by the aggregate principal amount of:

•	any senior debt securities delivered within 180 days after the effective date of the Sale and Leaseback Transaction to the trustee for retirement, and

•	other indebtedness other than senior debt securities issued under the senior indenture retired by us or a Subsidiary within 180 days after the effective date of the Sale and Leaseback Transaction; or

•

we or the Subsidiary would be entitled, without equally and ratably securing the notes, to incur Secured Debt in an amount at least equal to the Attributable Debt in respect of such Sale or Leaseback Transaction pursuant to the provisions of the covenant described in the last paragraph of the “Restrictions on Secured Debt” section above.

Consolidation, Merger, Sale or Conveyance

We have the ability to merge or consolidate with, or sell, convey or lease all or substantially all of our property, to another corporation or entity, provided that:

•	the corporation or entity (if other than us) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (any such person, the “Successor Company”);

•	such corporation or other entity assumes by a supplemental indenture all of our obligations under the indenture and the notes;

•	no event of default would occur; and

•

we deliver or cause to be delivered to the trustee an officers’ certificate and an opinion of counsel, each to the effect that such merger, consolidation, sale, conveyance, or lease complies with the indenture, and an opinion of counsel stating that the notes and the indenture constitute valid and legally binding obligations of us or the Successor Company, as applicable, subject to customary exceptions.

Events of Default

The following are “events of default” with respect to the notes:

•	we fail to pay the principal on any of the notes when due;

•	we fail to pay interest on any of the notes when due and our failure continues for 30 days;

•	we fail to observe or perform any other covenant under the indenture, and our failure continues for 90 days after receipt of written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary;

•	acceleration of indebtedness of us or a Significant Subsidiary aggregating more than $150.0 million; and

•

final and non-appealable judgments or orders to pay against us or a Significant Subsidiary, in the aggregate at any one time, of more than $150.0 million, rendered by a court of competent jurisdiction, continued for 90 days during which execution shall not be effectively stayed or bonded, without discharge or reduction to $150.0 million or less.

As used above, the term “Significant Subsidiary” has the meaning ascribed to it in Regulation S-X under the Securities Act.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the notes due and payable immediately by a notice in writing to us, and to the trustee if given by holders. No notice is required in the event of a bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary.

A holder of notes will only have the right to institute a proceeding under the senior indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

•	these holders have offered security and/or indemnity satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

•	the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding notes during that 60-day period.

Waiver, Modifications and Amendment

In addition to the waiver, modification and amendment provisions described under “Description of Debt Securities—Waiver, Modifications and Amendment” in the accompanying prospectus and set forth in the indenture, the indenture will provide that we and the trustee may, without the consent of the holders, supplement or amend the indenture for the following purposes:

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	to conform the provisions of the indenture to any provision of this “Description of the Notes” section in this prospectus supplement, as set forth in an officers’ certificate.

Governing Law; Jury Trial Waiver

The indenture will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof. The indenture provides that we and the trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.

Concerning the Trustee

The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee shall not be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Change of Control or Change of Control Repurchase Event has occurred.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company formed for the purpose of holding securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in participants’ accounts.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to other entities such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC participants.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC. We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of these interests in the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to interests of direct participants, or by direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form.

Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, which in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Except as described above, owners of beneficial interests in a global note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes, including for receiving payments and notices. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a DTC participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any DTC participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s or any DTC participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of DTC’s participants.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. DTC has advised us that its current practice, upon receipt of any payment in respect of securities, such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any DTC participant in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Transfers between DTC participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between Clearstream or Euroclear participants will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream or Euroclear, as the case may be; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within its established deadlines (European time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the depositaries of Clearstream or Euroclear. DTC has previously advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more DTC participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the DTC participants.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes in registered form and approved denominations to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as depositary;

•	an event of default has occurred and is continuing and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. This summary only applies to investors that will hold their notes as capital assets and purchase their notes for cash upon initial issuance at the issue price (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on net investment income) or any foreign, state or local tax considerations. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances (e.g., financial institutions, insurance companies, expatriates, broker-dealers, traders in securities, tax-exempt entities, real estate investment trusts or regulated investment companies, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to alternative minimum tax, or U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A beneficial owner of a note that is neither an entity treated as a partnership for U.S. federal income tax purposes nor a U.S. holder is referred to herein as a “non-U.S. holder.”

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

If you are considering a purchase of the notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Additional Payments

In certain circumstances (as described in “Description of the Notes”) we may be obligated to pay amounts in excess of principal plus stated interest on the notes. These potential payments may implicate the provisions of U.S. Treasury regulations relating to contingent payment debt obligations. Notwithstanding these possibilities, we do not believe that the notes are contingent payment debt instruments for U.S. federal income tax purposes, and, consequently, we do not intend to treat the notes as contingent payment debt instruments. This position is binding on all holders unless the holder discloses its differing position in the manner required by applicable U.S.

Treasury regulations. If, notwithstanding our view, the notes were treated as contingent payment debt instruments, a holder subject to U.S. federal income taxation generally could be required to accrue ordinary income at a rate in excess of the stated interest rate on such notes and to treat as ordinary income (rather than capital gain) any gain recognized on a sale or other taxable disposition of such notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Stated Interest. It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a statutorily defined “de minimis” amount of original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note will generally be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the U.S. holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of the notes, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid stated interest, which will be taxable as ordinary income (as described above under “—Stated Interest”) to the extent not previously included in income). A U.S. holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. holder decreased by any payments previously received on the note other than stated interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. holders, net long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest. Subject to the discussion below concerning backup withholding and FATCA (as defined below under “—Additional Withholding Requirements”), all payments of interest on the notes made to a non-U.S. holder will be exempt from U.S. federal income and withholding tax; provided that: (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) such non-U.S. holder is not a bank receiving certain types of interest, (iv) such non-U.S. holder (A) certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or (B) holds the notes through certain foreign intermediaries or foreign partnerships and certain certification requirements are met and (v) such payments are not effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder cannot satisfy the requirements described above, amounts treated as payments of interest that are not effectively connected with a United States trade or business generally will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes. Subject to the discussion below concerning backup withholding and FATCA (as defined below under “—Additional

Withholding Requirements”) and except with respect to accrued but unpaid interest, which generally will be taxable as described above under “—Interest,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case such gain will be taxed as described below, or (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange, retirement, redemption or other taxable disposition, and certain other conditions are met, in which case such non-U.S. holder will be subject to a flat 30% (or, if applicable, a lower treaty rate) tax on the gain derived from such disposition, which may be offset by certain U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business. If a non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes or gain recognized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the non-U.S. holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the non-U.S. holder were a U.S. holder, unless an applicable tax treaty provides otherwise. In addition, if such a non-U.S. holder is a foreign corporation, the non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to withholding tax provided that the non-U.S. holder claims an applicable exemption from withholding (provided further that special rules may apply in the case of effectively connected income of a non-U.S. holder eligible for treaty benefits that is not attributable to a permanent establishment). To claim exemption from withholding, the non-U.S. holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. holder is an exempt recipient (such as a corporation) and, when required, demonstrates this fact. Such payments may also be subject to U.S. federal backup withholding if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Information reporting generally will apply to payments of interest (and any amounts withheld) and, depending on the circumstances, may apply to payments of the proceeds of a sale or other disposition (including a retirement or redemption) of a note. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. A non-U.S. holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding with respect to a payment of interest on, or the proceeds of a sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to interest income paid on the notes to (1) a “foreign financial institution”

(as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes on or after January 1, 2019, recently proposed U.S. Treasury regulations that may generally be relied upon pending finalization eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally and not jointly, the principal amount of notes set forth opposite the underwriter’s name below:

Underwriters	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
BofA Securities, Inc.	$	$	$	$
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
ANZ Securities, Inc.
Citizens Capital Markets, Inc.
BBVA Securities Inc.
SMBC Nikko Securities America, Inc.
The Huntington Investment Company

Total	$	$	$	$

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and the satisfaction of certain other customary conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not to exceed    % of the principal amount of the 20        notes,    % of the principal amount of the 20        notes,    % of the principal amount of the 20        notes and     % of the principal amount of the 20        notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the 20        notes,    % of the principal amount of the 20        notes,    % of the principal amount of the 20        notes and    % of the principal amount of the 20        notes, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. Sales of securities made outside of the United States may be made by affiliates of the underwriters.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per Note
Per 20 note		%
Per 20 note		%
Per 20 note		%
Per 20 note		%
Total	$

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment and syndicate covering transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time.

The estimated offering expenses payable by us, including those in connection with printing, advisory services and other miscellaneous items, exclusive of the underwriting discounts, are approximately $             .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, in connection with the Proposed Acquisition, certain of the underwriters and/or their affiliates have provided committed financing under the Bridge Commitment, pursuant to which they receive customary commitment fees in connection with their respective commitments and, in the event we borrow under the Bridge Facility, would receive certain additional funding and other fees. The consummation of this offering reduces in part the need to draw on such commitment. In addition, J.P. Morgan Cazenove, an affiliate of J.P. Morgan Securities LLC, is a financial advisor to eOne in connection with the Proposed Acquisition, for which it will receive customary fees, indemnity and expense reimbursement. In addition, certain of the underwriters and/or their affiliates are also lenders and/or agents under our revolving credit facility, which we may draw upon to refinance eOne’s revolving credit facility in connection with the Proposed Acquisition, and receive customary fees and expenses in connection therewith and would receive proceeds from this offering if we were to temporarily reduce our borrowings under our revolving credit facility. Certain of the underwriters in this offering are lenders/arrangers under the Hasbro Term Loan Facility and may act as principals or counterparties for certain hedging or similar transactions in connection with the

Proposed Acquisition, for which they will receive customary fees and expenses. In addition, in an effort to manage our exposure to interest rate risk associated with this offering, we have entered into, and in the future, may enter into, financial derivative instruments such as interest rate swap agreements with certain of the underwriters or their respective affiliates.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Certain of the underwriters and/or their affiliates have lending relationships with us and may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments, for which they received or will receive customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no notes have been offered or will be offered pursuant to the offering of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of notes may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of notes shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any notes being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the Underwriters has been obtained to each such proposed offer or resale.

The Company, the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Korea

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering should be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell the notes in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering to acquire the notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold notes.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes being offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP and Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. Weil, Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with this offering of notes.

EXPERTS

The consolidated financial statements and schedule II of Hasbro, Inc. and its subsidiaries as of December 30, 2018 and December 31, 2017, and for each of the years in the three-year period ended December 30, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2018, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Entertainment One Ltd. included in Exhibit 99.1 of Hasbro, Inc.’s Current Report on Form 8-K dated November 4, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://hasbro.gcs-web.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

We also make available free of charge on our website at https://hasbro.gcs-web.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as well as proxy materials we file with the SEC pursuant to Section 14 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Governance Principles, Corporate Code of Conduct and Standards for Director Independence are available free of charge on our website at https://hasbro.gcs-web.com or in print by writing to Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island 02861-1059, Attention: Investor Relations, or by calling (401) 731-8697. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering of notes. Any statement in a document incorporated by reference is an important part of this prospectus supplement. We do not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such current reports.

•	Our Annual Report on Form 10-K as of and for the fiscal year ended December 30, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarterly and year-to-date periods ended March 31, 2019, June 30, 2019 and September 29, 2019; and

•	Our Current Reports on Form 8-K filed on May 17, 2019, August 23, 2019, September 24, 2019, November 4, 2019 and November 8, 2019.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus supplement, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus supplement by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861-1059

Attention: Investor Relations

(401) 431-8697

PROSPECTUS

Hasbro, Inc.

Debt Securities

We may offer and sell debt securities from time to time in one or more offerings. This prospectus describes the general terms of these debt securities and the general manner in which these debt securities will be offered. We will provide the specific terms of these debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these debt securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these debt securities in amounts, at prices and on terms determined at the time of offering. The debt securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the debt securities, we will name them and describe their compensation in a prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the securities offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus authorized by us. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the debt securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to the “Company,” “we,” “our” and “us” refer, collectively, to Hasbro, Inc., a Rhode Island corporation, and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.hasbro.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of an “automatic shelf” registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the debt securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December  25, 2016, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2017 Annual Meeting of Shareholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2017 and July 2, 2017; and

•	Current Reports on Form 8-K filed February 8, 2017, May 22, 2017 and August 28, 2017.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

1027 Newport Avenue

Pawtucket, Rhode Island 02861

Attn: Investor Relations

(401) 431-8697

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act (collectively, the “Private Securities Litigation Reform Act of 1995”). These “forward-looking statements” may relate to such matters as our business and marketing strategies, anticipated financial performance or business prospects in future periods, expected technological and product developments, the expected content of and timing for scheduled new product introductions or our expectations concerning the future acceptance of products by customers, the content and timing of planned entertainment releases including motion pictures, television and digital content; and marketing and promotional efforts, research and development activities, liquidity, and similar matters. Forward-looking statements are inherently subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “looking forward,” “may,” “planned,” “potential,” “should,” “will” or “would” or any variations of words with similar meanings. We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or anticipated in our forward-looking statements, including those detailed in the section of any accompanying prospectus supplement entitled “Risk Factors,” as well as the documents we file from time to time with the SEC, our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. You are cautioned that these forward-looking statements are only predictions and are subject to risks and uncertainties. You should carefully review these risk factors and cautionary statements. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

HASBRO, INC.

We are a global play and entertainment company committed to Creating the World’s Best Play Experiences. We strive to do this through deep consumer engagement and the application of consumer insights, the use of immersive storytelling to build our brands, product innovation and development of global business reach. We apply these principles to leverage our beloved owned and controlled brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, as well as the licensed brands of our strategic partners. From toys and games to content development including television programming, motion pictures, digital gaming and a comprehensive consumer products licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. The Company’s wholly-owned Hasbro Studios and its film label, Allspark Pictures, create brand-driven storytelling across mediums, including television, film, digital and more. These elements are executed globally within the construct of our strategic plan, the brand blueprint, at the center of which our brands reside. Using this blueprint, we innovate new brands and re-imagine, re-invent and re-ignite our owned and controlled brands through toy and game innovation, immersive entertainment offerings, including television programming and motion pictures, and a broad range of consumer products, ranging from traditional to digital, all informed by storytelling and consumer insights.

Brand Architecture

Hasbro organizes its owned, controlled and licensed intellectual properties within the brand architecture with a focus on the following categories: Franchise Brands, Partner Brands, Hasbro Gaming, and Emerging Brands. Implementation of the brand architecture has allowed us to leverage existing brand competencies outside the confines of our traditional product categories, creating significant growth opportunities in our brands.

Franchise Brands are Hasbro’s most significant owned or controlled properties which we believe have the ability to deliver significant revenues and growth over the long-term. Our seven Franchise Brands are LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS. As reported, net revenues from Franchise Brands grew 21% in the second quarter of 2017, compared to the second quarter of 2016, and 2% in 2016, compared to a decline of 2% in 2015, and growth of 31% in 2014. In the first half of 2017 and in 2016, 2015 and 2014, Franchise Brands were 54%, 46%, 52% and 55% of total net revenues, respectively.

Partner Brands include those licensed brands for which Hasbro develops toy and game products. Significant Partner Brands include MARVEL, including SPIDER-MAN and THE AVENGERS, STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, DREAMWORKS’ TROLLS, and SESAME STREET. 2016 marked the first year of our license agreement with The Walt Disney Company (“Disney”) to market DISNEY PRINCESS and DISNEY FROZEN small and fashion doll product lines. Partner brands MARVEL, STAR WARS, DISNEY’S DESCENDANTS, DISNEY PRINCESS and DISNEY FROZEN are all owned by Disney. In 2015 and, to a lesser extent, in 2016, JURASSIC WORLD was a significant partner brand however, since July 2017, the Company no longer has the rights to produce products under this brand.

In 2016, Hasbro sold product lines supported by the following theatrical releases from our partners: CAPTAIN AMERICA: CIVIL WAR in May 2016, DREAMWORKS’ TROLLS and MOANA in November 2016, and ROGUE ONE: A STAR WARS STORY in December 2016. In 2015, Hasbro sold product supported by three major motion picture releases by our partners: THE AVENGERS: AGE OF ULTRON, JURASSIC WORLD and STAR WARS: THE FORCE AWAKENS. In 2017, we have sold or expect to sell products related to several theatrical releases, including Disney’s BEAUTY AND THE BEAST in March, and STAR WARS: THE LAST JEDI in December; Marvel’s GUARDIANS OF THE GALAXY VOL. 2 in May, SPIDER-MAN: HOMECOMING in July, and THOR: RAGNAROK in November; and films featuring our brands TRANSFORMERS: THE LAST KNIGHT in June, and MY LITTLE PONY: THE MOVIE, in October. Aside from these major brand categories, we continue to seek growth opportunities by imagining, inventing and igniting new or archived brands and by offering immersive entertainment experiences.

Hasbro continues to revolutionize traditional game play through its strong portfolio of Gaming Brands, digital integration and the introduction of new gaming brands and play experiences. Hasbro Gaming includes PIE FACE, CONNECT 4, ELEFUN & FRIENDS, JENGA, THE GAME OF LIFE, OPERATION, SCRABBLE, TRIVIAL PURSUIT and TWISTER; in addition, Hasbro’s games portfolio also includes many other well-known game brands. Games offerings include face to face, trading card and digital game experiences played as board, off-the-board, digital, card, electronic, trading card and role-playing games.

Emerging Brands are those owned or controlled Hasbro brands which have not achieved Franchise Brand status, but many of which the Company believes have the potential to do so over time with investment and further development. These include brands such as BABY ALIVE, FURBY, FURREAL FRIENDS, PLAYSKOOL and PLAYSKOOL HEROES. They also include new brands being developed by the Company, such as HANAZUKI. Also included in this category are other brands not captured in our other three categories.

Storytelling and Other Entertainment Initiatives

Our brand blueprint focuses on reinforcing storylines associated with our brands through several outlets, including television, motion pictures and digital gaming.

As part of our brand blueprint, we seek to build our brands through entertainment-based storytelling. Hasbro Studios LLC (“Hasbro Studios”) is our wholly-owned production studio, which is responsible for brand-driven storytelling across mediums, including the development and global distribution of television programming primarily based on our brands. This programming currently airs in markets throughout the world. Domestically, Hasbro Studios primarily distributes programming to Discovery Family Channel (the “Network”) which is a joint venture between Discovery Communications, Inc. and ourselves which operates a cable television network in the United States dedicated to high-quality children’s and family entertainment and educational programming. Beginning in 2015, Hasbro Studios began distributing certain programming domestically to other outlets, including Cartoon Network. Internationally, Hasbro Studios distributes to various broadcasters and cable networks. Hasbro Studios also distributes programming globally on various digital platforms, including Netflix and iTunes. In 2016, Hasbro acquired Boulder Media, an animation studio based in Dublin, Ireland. In addition to working on a variety of projects for Hasbro Studios and Allspark Pictures, Boulder Media plans to continue to produce non-Hasbro content under the Boulder name.

During 2014, we formed Allspark Pictures, Hasbro’s film label, which is producing both animated and live action theatrical releases based on our brands. The Company’s storytelling initiatives support its strategy of growing its brands well beyond traditional toys and games and providing entertainment experiences for consumers of all ages accessible anytime in many forms and formats. In October 2015, Allspark Pictures released JEM AND THE HOLOGRAMS. In October 2016, Allspark Pictures released OUIJA: ORIGIN OF EVIL. In October 2017, Allspark pictures expects to release MY LITTLE PONY: THE MOVIE.

In addition to film and television initiatives, Hasbro understands the importance of digital content in gaming, media and integrating our products. Digital media encompasses digital gaming applications and the creation of digital environments for analog products through the use of complementary digital applications and websites which extend storylines and enhance play. As of December 2016, we owned a 70% majority stake in Backflip Studios, LLC (“Backflip”), a mobile game developer, and in January 2017, we increased our ownership to 100%. While certain of our trademarks, characters and other property rights are licensed by third parties in connection with digital gaming, we anticipate increasingly leveraging and applying Backflip’s digital gaming expertise to Hasbro brands in 2017 and beyond.

As we seek to grow our business in entertainment, licensing and digital gaming, we will continue to evaluate strategic alliances, acquisitions and investments, like Hasbro Studios, Boulder Media, the Network and Backflip, which may allow us to build out our competencies around the brand blueprint, such as in storytelling and digital, complement our current product offerings, allow us entry into an area which is adjacent or complementary to our toy and game business, allow us to add to our brand portfolio, or allow us to further develop awareness of our brands and expand the ability of consumers to experience our brands in different forms and formats.

Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and our telephone number is (401) 431-8697.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Six Months Ended July 2, 2017	Fiscal Year Ended in December
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges (1)	3.50x	6.86x	6.52x	6.05x	3.94x	5.31x

(1)

For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense and one-third of rentals; earnings available for fixed charges represent earnings before income taxes less the Company’s share of earnings (losses) from equity investees plus fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any debt securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, repurchases of our common stock, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities that may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to the “Company,” “we,” “our,” and “us” in this section, we mean Hasbro, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under an indenture, dated as of March 15, 2000, as supplemented and amended, between us and The Bank of New York Mellon Trust Company, National Association, as successor trustee to The Bank of Nova Scotia Trust Company of New York, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

The indentures will not limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The senior debt securities will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “– Certain Terms of the Subordinated Debt Securities – Subordination.”

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. Under the indenture, the specific terms of a particular series of debt securities will include the following:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	any limit on the amount(s) that may be issued;

•	the maturity date(s) or the method by which this date or these dates will be determined;

•	the interest rate, if any, or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	any mandatory or optional sinking fund or similar provisions;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	the terms and conditions on which we may redeem the debt securities;

•	the terms and conditions on which we may be required to redeem the debt securities;

•	any conversion or exchange features of the debt securities;

•	the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities to be issued in registered form will be issuable;

•	whether the debt securities are issuable as registered securities, bearer securities or both, and the terms upon which bearer securities may be exchanged for registered securities;

•	special provisions relating to the issuance of any bearer securities of any series;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the currency in which payments may be payable;

•	whether and upon what terms the debt securities may be defeased or discharged;

•	any changes to or additional events of default;

•	any changes to or additional covenants;

•	any changes to the circumstances under which the indenture and the notes may be discharged;

•	the form of debt securities and coupons, if any; and

•	any other terms of the debt securities.

We will have the ability under the indentures to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indenture may not protect holders of the debt securities in the event of a highly leveraged or other transaction involving us or our subsidiaries that may adversely affect the holders of the debt securities.

Debt securities may be issued under the indentures as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:

•	is issued at a price lower than the amount payable upon its stated maturity and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities, as bearer securities or both. Ownership and transfer of debt securities which are issued as bearer securities will be based upon possession or delivery of the actual certificate; that is, the owner of a debt security issued as a bearer security will presumptively be the “bearer” of the security. By contrast, the ownership or transfer of debt securities issued as registered securities will be listed in the security register described in the indenture. If the debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to these debt securities, and to payment on and transfer and exchange of, these debt securities, will be described in the applicable prospectus supplement.

The indenture provides that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 and whole multiples of $5,000.

Debt securities may be presented for exchange, and registered securities other than book-entry securities, may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of any transfer agent or at the office of the Security Registrar, as defined in the indenture, without service charge and upon payments of any taxes and other governmental charges as described in the indenture. This registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer securities will be transferable by delivery.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•

any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination;

•	the manner of payment of principal, premium and interest, if any, on that global debt security; and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on registered securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for this interest payment.

We will pay principal, any premium and interest on bearer securities in the currency and in the manner specified in the applicable prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States we have designated. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement. In addition:

•	if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment for the series;

•

if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment; and

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if the debt securities of a series are listed on any stock exchange located outside the United States and any such stock exchange requires us to maintain a paying agent in a city located outside the United States, we will comply with these requirements.

Certain Terms of the Senior Debt Securities

Covenants

Certain Definitions

For purposes of the following discussion, the following definitions are applicable.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments (excluding certain amounts described in the indenture) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The present value will be discounted at the rate of interest implicit in the terms of the lease involved in this Sale and Leaseback Transaction, as determined in good faith by our Board of Directors.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets included on our consolidated balance sheet, less applicable reserves, after deducting therefrom:

•	all current liabilities of us and our Subsidiaries, which includes current maturities of long-term indebtedness and

•	the total of the net book values of all assets of us and our Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,

in each case as of the end of the last fiscal quarter for which financial information is available at the time of this calculation.

“Funded Debt” means all indebtedness which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with generally accepted accounting principles, on our balance sheet as long-term debt.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical asset of us or of any Subsidiary, whether owned at or acquired after the date of the senior indenture, having a net book value at the time of the determination in excess of the greater of

5% of Consolidated Net Tangible Assets or $50.0 million. This definition excludes, in each case, any of the above which in the good faith opinion of our Board of Directors is not of material importance to the total business conducted by us and our Subsidiaries as a whole. As of the date of this prospectus none of our assets constitute Principal Property as defined above.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing or use by us or any Subsidiary of any Principal Property, whether owned at the date of the senior indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by us or a Subsidiary to a person with an intention of taking back a lease of this property.

“Secured Debt” means indebtedness, other than indebtedness among us and our Subsidiaries, for money borrowed by us or a Subsidiary which is secured by a mortgage, security interest, pledge, lien or other encumbrance on:

•	any Principal Property, or

•	any shares of stock or evidences of indebtedness of a Subsidiary.

If any amount of indebtedness among us and our Subsidiaries that is secured by any of these assets is transferred in any manner to any person other than us or a Subsidiary, this amount shall be deemed to be Secured Debt issued on the date of transfer.

“Subsidiary” means any corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own a majority of the outstanding voting securities having voting power, under ordinary circumstances, to elect the directors of the corporation.

Restrictions on Secured Debt

If we or our Subsidiaries create, incur, assume or guarantee any Secured Debt, we must secure the senior debt securities (and any other indebtedness of us or our Subsidiaries also entitled to such security) equally and ratably with or, at our option, prior to, the incurrence, assumption or guarantee of that Secured Debt. The foregoing restrictions are not applicable to:

•

any security interest on any property acquired by us or a Subsidiary and created within 180 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;

•

any security interest on any property improved or constructed by us or a Subsidiary and created within 180 days after the completion and commencement of commercial operation of the property to secure or provide for the payment of all or any part of the construction price of the property;

•	any security interest existing on property at the time of acquisition by us or a Subsidiary;

•

any security interest existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

•

any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation or firm to us or a Subsidiary, but not created in anticipation of any such transaction;

•

any security interest in favor of any U.S. or foreign government or governmental body to secure payments of any amounts owed under contract or statute or to secure indebtedness incurred for the purpose of financing the purchase price or cost of construction; or

•

any extensions, renewals or replacements of any of the security interests referred to above provided that the amount of Secured Debt to be secured in such extension, renewal or replacement shall not exceed the then outstanding principal amount at the time of such extension, renewal or replacement and the extension, renewal or replacement of such security interest shall be limited to the property which secured the security interest so extended, renewed or replaced.

Notwithstanding the above restriction, we and any one or more Subsidiaries may create, incur, assume or guarantee Secured Debt, including, for purposes of this paragraph, pursuant to a transaction to which the covenants described in the last item under the covenants described in “Consolidation, Merger, Sale or Conveyance” applies, without equally and ratably securing the senior debt securities to the extent that the sum of:

•

the amount of all Secured Debt then outstanding, other than Secured Debt referred to in the bullet points in the immediately preceding paragraph and Secured Debt deemed outstanding under the last item under the covenants described in “Consolidation, Merger, Sale or Conveyance” in connection with which we secure obligations on the senior debt securities then outstanding in accordance with the provisions of that item, plus

•

the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than (a) Sale and Leaseback Transactions in respect of which amounts equal to the Attributable Debt relating to the transactions shall have been applied, within 180 days after the effective date of such Sale and Leaseback Transaction, to the repayment or retirement of senior debt securities under the senior indenture or other indebtedness for borrowed money which was recorded as Funded Debt, as of the date of its creation, of us or a Subsidiary and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the senior debt securities under the senior indenture and (b) Sale and Leaseback Transactions permitted under the bullet points in the immediately succeeding paragraph, does not at the time exceed the greater of 10% of our Consolidated Net Tangible Assets or $100.0 million.

Restrictions on Sale and Leaseback Transactions

Sale and Leaseback Transactions by us or any Subsidiary of any Principal Property are prohibited unless at the effective time of the Sale and Leaseback Transaction:

•

we or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to the covenant described in “Restrictions on Secured Debt” above;

•

we or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt in an amount at least equal to the Attributable Debt in respect of such Sale or Leaseback Transaction; or

•

we shall apply an amount equal to the Attributable Debt, within 180 days after the effective date of the Sale and Leaseback Transaction, (a) to the prepayment or retirement of senior debt securities or other indebtedness for borrowed money which was recorded as Funded Debt of us and our Subsidiaries as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of the senior debt securities under the senior indenture, or (b) to the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to the Sale and Leaseback Transaction. The aggregate principal amount of the senior debt securities under the senior indenture or other senior indebtedness required to be so retired will be reduced by the aggregate principal amount of:

•	any senior debt securities delivered within 180 days after the effective date of any the Sale and Leaseback Transaction to the trustee for retirement, and

•	other indebtedness other than senior debt securities issued under the senior indenture retired by us or a Subsidiary within 180 days after the effective date of the Sale and Leaseback Transaction.

Consolidation, Merger, Sale or Conveyance

We have the ability to merge or consolidate with, or sell, convey or lease all or substantially all of our property, to another corporation, provided that:

•	the corporation (if other than us) is incorporated in the United States;

•	the corporation assumes all of our obligations under the indenture and the debt securities;

•	no event of default would occur; and

•

prior to any transaction or any acquisition by us of the properties of any other person, which would result in any Principal Property or any shares of capital stock or indebtedness of any Subsidiary owned by us or any Subsidiary prior to such transaction becoming subject to any lien or other security interest securing indebtedness of the other person not permitted by the covenant described under “Restrictions on Secured Debt,” we, by supplemental indenture, secure the payment of the principal and any premium and interest, on the senior debt securities then outstanding, equally and ratably with any other senior indebtedness also entitled to security immediately following the transaction.

Events of Default

The following are events of default with respect to any series of senior debt securities issued:

•	we fail to pay the principal or any premium on the senior debt securities when due;

•	we fail to deposit any sinking fund payment when due;

•	we fail to pay interest on the senior debt securities when due and our failure continues for 30 days;

•

we fail to observe or perform any other covenant in the senior indenture, other than a covenant specifically relating to another series of senior debt securities, and our failure continues for 90 days after receipt of written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary;

•	acceleration of indebtedness of us or a Significant Subsidiary aggregating more than $75.0 million;

•

final and non-appealable judgments or orders to pay against us or a Significant Subsidiary, in the aggregate at any one time, of more than $75.0 million, rendered by a court of competent jurisdiction, continued for 90 days during which execution shall not be effectively stayed or bonded, without discharge or reduction to $75.0 million or less; and

•	any other events of default provided with respect to senior debt securities of that series.

As used above, the term “Significant Subsidiary” has the meaning ascribed to it in Regulation S-X under the Securities Act. Generally, a Significant Subsidiary is a subsidiary, together with its subsidiaries, that satisfies any of the following conditions:

•	we and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total consolidated assets;

•	we and our other subsidiaries’ proportionate share of the total assets of the subsidiary exceeds 10% of our total consolidated assets; or

•

we and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of our consolidated income.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare each senior debt security of that series due and payable immediately by a notice in writing to us, and to the applicable senior trustee if given by holders. No notice is required in the event of a bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary.

A holder of the senior debt securities of any series will only have the right to institute a proceeding under the senior indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request;

•	these holders have offered reasonable indemnity to the trustee to institute proceedings as trustee;

•	the senior trustee does not institute a proceeding within 60 days; and

•

the senior trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series during that 60-day period.

We will annually file statements with the senior trustee regarding our compliance with the covenants in the senior indenture. The senior trustee will generally give the holders of senior debt securities notice within 90 days of the occurrence of an event of default known to the senior trustee.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding senior debt securities of any particular series may waive past defaults with respect to that particular series, except for:

•	defaults on any required payments; or

•	defaults relating to any covenants of the senior indenture that cannot be changed without the consent of each holder of a debt security affected by the change.

The holders, voting as a single class and not by individual series, of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected may waive our compliance with some of the restrictive provisions of the indenture.

We and the senior trustee may amend the senior indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding thereunder. In addition, the rights of holders of a series of senior debt securities may be changed by us and the senior trustee with the written consent of the holders of a majority of the principal amount of the outstanding senior debt securities of each series that is affected. However, the following changes may only be made with the consent of each affected holder:

•	changing the stated maturity of principal or of any installment of principal or interest;

•	reducing the principal amount or any premium;

•	reducing the rate of interest;

•	reducing any premium payable upon redemption;

•	reducing the principal amount of an original issue discount security due and payable upon an acceleration of maturity;

•

subject to certain exceptions, changing the currency of payment of, or deleting any country from places of payment on, the senior debt securities or changing the obligation to maintain paying agencies;

•	impairing the right to sue for any payment on a senior debt security;

•	changing the Company’s obligation to maintain a paying office or agency;

•

making any change that adversely affects a holder’s rights to convert a convertible senior debt security, decreasing the conversion rate on a convertible senior debt security or increasing the conversion price on a convertible senior debt security;

•	reducing the percentage of senior debt securities referred to above, the holders of which are required to consent to any waiver or amendment; or

•	modifying any of the above requirements.

For purposes of computing the required consents referred to above, and for all other purposes under the indenture, the aggregate principal amount of any outstanding senior debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the spot rate of exchange for the applicable foreign currency or currency unit as determined by us or by an authorized exchange rate agent.

Satisfaction and Discharge

The senior indenture will cease to be of further effect with respect to senior debt securities of any series and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the senior indenture upon compliance with certain conditions, including:

•

either (a) our having delivered to the senior trustee for cancellation all senior debt securities of such series theretofore authenticated under the senior indenture or (b) all senior debt securities of such series outstanding under the senior indenture not theretofore delivered to the senior trustee for cancellation shall have become due and payable or are to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the senior trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such senior debt securities of any series outstanding under the senior indenture;

•	our having paid all sums payable by us under the senior indenture, as and when the same shall be due and payable; and

•	our having delivered to the senior trustee an officers’ certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Under current U.S. federal tax law, the deposit and our legal release from the senior debt securities would be treated as though we took back your senior debt securities and gave you your share of the cash and senior debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the senior debt securities you give back to us. Purchasers of the senior debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

Defeasance and Covenant Defeasance

To the extent specified in the applicable prospectus supplement, subject to certain conditions, we may elect either:

•	defeasance, whereby we are discharged from any and all obligations with respect to the senior debt securities, except as may be otherwise provided in the indenture; or

•

covenant defeasance, whereby we are released from our obligations with respect to any of the senior debt securities described above under “Covenants — Restrictions on Secured Debt” “Covenants — Restrictions on Sale and Leaseback Transactions” and “Consolidation, Merger, Sale or Conveyance.”

We may do so by depositing with the senior trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the senior debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the senior trustee an opinion of counsel meeting the requirements set forth in the senior indenture. The applicable prospectus supplement may further describe the provisions, if any, permitting this type of defeasance or covenant defeasance with respect to senior debt securities of a particular series.

Governing Law

The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, National Association is the senior trustee under the senior indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon Trust Company, National Association, or its affiliates in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in an applicable prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities, except the subordinated indenture and subordinated debt securities will not include a limitation on Secured Debt or a limitation on Sale and Leaseback Transactions.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities, except under limited circumstances set forth in the subordinated indenture. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated indenture.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series or that a trading market for the debt securities will develop or be maintained.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, Skadden, Arps, Slate, Meagher & Flom LLP and Tarrant Sibley, Senior Vice President and Deputy General Counsel of the Company, will provide opinions regarding the authorization and validity of the debt securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Hasbro, Inc. and its subsidiaries as of December 25, 2016 and December 27, 2015, and for each of the years in the three-year period ended December 25, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2016, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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Hasbro, Inc.

$                 % Notes due 20

$                 % Notes due 20

$                 % Notes due 20

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PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Citigroup

MUFG

Scotiabank

SunTrust Robinson Humphrey

Citizens Capital Markets

Co-Managers

ANZ Securities

BBVA

Huntington Capital Markets

SMBC Nikko

November    , 2019